Filed pursuant to Rule 424(b)(5)
Registration No. 333-157880

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered	Price per Unit	Offering Price	Registered Fee(1)
7 1/4% Senior Notes due 2020	$500,000,000	100%	$500,000,000	$35,650

(1)	Calculated in accordance with Rule 457(r) promulgated under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
 (To Prospectus dated August 2, 2010)

$500,000,000

7 1/4% Senior Notes due 2020

We are offering $500,000,000 principal amount of 7 1/4% Senior Notes due 2020 (the “notes”). We will pay interest on the notes on April 1 and October 1 of each year, beginning April 1, 2011. The notes will mature on October 1, 2020. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

The notes will be redeemable, in whole or in part, at any time on or after October 1, 2015 at the redemption prices described in the section “Description of Notes — Optional Redemption,” plus accrued and unpaid interest. In addition, prior to October 1, 2013, we may redeem up to 35% of the aggregate principal amount of the notes from the proceeds of certain equity offerings at the redemption price listed in “Description of Notes — Optional Redemption.”

The notes will be general unsecured senior obligations and rank equally with all of our other unsecured unsubordinated indebtedness from time to time outstanding. The notes are guaranteed by all of our subsidiaries that guarantee indebtedness under our senior secured credit facility and will rank pari passu to all existing and future unsecured unsubordinated indebtedness of such guarantors. The notes and the guarantees will be effectively subordinated to all of our and the guarantors’ secured indebtedness to the extent of the assets securing such indebtedness and the indebtedness and other liabilities (including trade payables) of our subsidiaries that will not guarantee the notes.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

	Per Note	Total

Public offering price(1)	100.000%	$500,000,000
Underwriting discount	2.000%	$10,000,000
Proceeds, before expenses, to us(1)	98.000%	$490,000,000

(1)	Plus accrued interest from August 9, 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearsteam Banking, société anonyme, on or about August 9, 2010.

Joint Book Running Managers

BofA Merrill Lynch	Citi	Morgan Stanley	J.P. Morgan

Lead Manager
PNC Capital Markets LLC

Senior Co-Managers

BMO Capital Markets	Credit Agricole CIB	RBS	US Bancorp

Co-Managers

Barclays Capital	FBR Capital Markets	Mitsubishi UFJ Securities

Morgan Keegan & Company, Inc.	Natixis Bleichroeder LLC	Raymond James

Santander	Simmons & Company	Stifel Nicolaus Weisel
      International

       UBS Investment Bank

The date of this prospectus supplement is August 2, 2010.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information about securities that we may offer from time to time, some of which may not be applicable to the notes offered by this prospectus supplement and the accompanying prospectus. For more information about the notes offered in this offering, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Before you invest in our notes, you should read the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You also should read the exhibits to that registration statement, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The documents incorporated by reference are described in this prospectus supplement under “Where You Can Find More Information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document that we have incorporated by reference into this prospectus supplement, you should rely on the information in the more recent document.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise specified or the context requires otherwise, we use the terms “Arch Coal,” the “company,” “we,” “us” and “our” to refer to Arch Coal, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus contains or may contain forward-looking statements. These forward-looking statements include, among others, statements of our plans, objectives, expectations (financial or otherwise) or intentions. Words such as “may,” “expects,” “anticipates,” “approximates,” “believes,” “estimates” and “intends” and variations of such words and similar expressions are intended to identify such forward-looking statements.

Our forward-looking statements involve risks and uncertainties. Our actual results may differ significantly from those projected or suggested in any forward-looking statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Factors that might cause such a difference to occur include, but are not limited to:

•	market demand for coal and electricity;

•	geologic conditions, weather and other inherent risks of coal mining that are beyond our control;

•	competition within our industry and with producers of competing energy sources;

•	excess production and production capacity;

•	our ability to acquire or develop coal reserves in an economically feasible manner;

•	inaccuracies in our estimates of our coal reserves;

S-ii

•	availability and price of mining and other industrial supplies;

•	availability of skilled employees and other workforce factors;

•	disruptions in the quantities of coal produced by our contract mine operators;

•	our ability to collect payments from our customers;

•	defects in title or the loss of a leasehold interest;

•	railroad, barge, truck and other transportation performance and costs;

•	our ability to successfully integrate the operations that we acquire;

•	our ability to secure new coal supply arrangements or to renew existing coal supply arrangements;

•	our relationships with, and other conditions affecting, our customers;

•	the deferral of contracted shipments of coal by our customers;

•	our ability to service our outstanding indebtedness;

•	our ability to comply with the restrictions imposed by our credit facility and other financing arrangements;

•	the availability and cost of surety bonds;

•	failure by Magnum Coal Company, a subsidiary of Patriot Coal Corporation, to satisfy certain below-market contracts that we guarantee;

•	our ability to manage the market and other risks associated with certain trading and other asset optimization strategies;

•	terrorist attacks, military action or war;

•	environmental laws, including those directly affecting our coal mining operations and those affecting our customers’ coal usage;

•	our ability to obtain and renew mining permits;

•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases;

•	the accuracy of our estimates of reclamation and other mine closure obligations;

•	the existence of hazardous substances or other environmental contamination on property owned or used by us; and

•	the availability of future permits authorizing the disposition of certain mining waste.

These and other relevant factors, including those risk factors set forth under “Risk Factors” and identified in our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our other filings with the Securities and Exchange Commission, which we refer to as the SEC, under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, should be carefully considered when reviewing any forward-looking statement. See “Where You Can Find More Information.”

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference in this prospectus supplement and the accompanying prospectus for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

Our Company

We are one of the largest coal producers in the United States, based on 2009 coal production. For the year ended December 31, 2009 (which includes fourth quarter sales only from the former Jacobs Ranch mining complex, which we acquired in October 2009), we sold approximately 126.1 million tons of coal, including approximately 7.5 million tons of coal which we purchased from third parties, fueling approximately 12.7% of all coal-based electricity generated in the United States. For the three months ended March 31, 2010, we sold approximately 37.8 million tons of coal. We sell substantially all of our coal to power plants, steel mills and industrial facilities. As of March 31, 2010, we operated 19 active mines located in each of the major low-sulfur coal-producing regions of the United States. The locations of our mines enable us to ship coal to most of the major coal-fueled power plants, steel mills and export facilities located in the United States.

We estimate that we owned or controlled approximately 3.9 billion tons of proven and probable recoverable reserves as of December 31, 2009. Of these reserves, approximately 79.3% consist of compliance coal, or coal which emits 1.2 pounds or less of sulfur dioxide per million Btus upon combustion, while an additional 6.1% could be sold as low-sulfur coal, or coal which emits 1.6 pounds or less of sulfur dioxide per million Btus upon combustion. The balance is classified as high-sulfur coal. Most of our reserves are suitable for the domestic steam coal markets. A substantial portion of the low-sulfur and compliance coal reserves at the Cumberland River, Lone Mountain and Mountain Laurel mining complexes may also be used as metallurgical coal. Metallurgical coal is distinguishable from other types of coal because of its high carbon content, low expansion pressure, low sulfur content and various other chemical attributes. As such, the price offered for metallurgical coal is generally higher than the price offered for steam coal. We sold approximately 0.9 million tons and 0.4 million tons of metallurgical coal in the three months ended March 31, 2010 and 2009, respectively, and approximately 2.1 million tons, 4.4 million tons and 2.1 million tons of metallurgical quality coal in the years ended December 31, 2009, 2008 and 2007, respectively.

Recent Developments

Results for the Three and Six Months Ended June 30, 2010

	Three Months		Six Months Ended
	Ended June 30,		June 30,
	2010	2009	2010	2009
	(In millions, except per share data)
	(Unaudited)

Statement of operations data(1):
Coal sales revenue	$764.3	$554.6	$1,476.2	$1,235.7
Cost of coal sales	570.9	467.5	1,121.6	1,014.6
Depreciation, depletion and amortization	87.8	68.4	176.3	141.7
Amortization of acquired sales contracts, net	5.2	0.1	16.0	(0.2)
Selling, general and administrative expenses	35.3	21.6	62.5	46.7
Change in fair value of coal derivatives and coal trading activities	4.6	(6.5)	10.5	(7.0)
Gain on Knight Hawk transaction	(41.6)	—	(41.6)	—
Costs related to acquisition of Jacobs Ranch	—	3.0	—	6.4
Other operating income, net	(4.4)	(6.9)	(7.8)	(12.5)

Income from operations	106.5	7.3	138.7	45.9
Interest expense, net	(34.5)	(20.2)	(69.2)	(33.8)

Income (loss) before income taxes	72.0	(12.9)	69.5	12.1
Provision for (benefit from) income taxes	5.7	2.2	4.9	(3.3)

Net income (loss)	66.3	(15.2)	64.5	15.4
Net (income) loss attributable to noncontrolling interest	(0.1)	—	(0.1)	—

Net income (loss) attributable to Arch Coal, Inc.	$66.2	$(15.1)	$64.4	$15.5

Cash flow data:
Adjusted EBITDA(2)	$199.4	$78.8	$330.8	$193.8
Cash provided by operating activities	166.0	103.1	259.4	160.2
Capital expenditures	140.0	54.7	172.0	246.6
Other data:
Tons sold(3)	38.3	27.7	76.1	58.6

As of June 30,
2010
(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$57.0
Total assets	4,890.5
Working capital	109.6
Debt	1,784.0
Other long term obligations	553.2
Arch Coal, Inc. stockholders’ equity	2,151.4

(1)	Figures shown as totals in this table may not be the arithmetic aggregation of the figures that precede them due to rounding adjustments made to certain of the figures in this table.

(2)	See note 3 to the table under “— Summary Consolidated Financial Data” for a discussion of the definition and limitations of, and our rationale for presenting, Adjusted EBITDA.

(3)	Includes certain transactions in which we act as an intermediary with no effect on our results, primarily related to contracts that were retained after mining operations were sold. These transactions totaled 0.3 million tons and 0.2 million tons in the three months ended June 30, 2010 and 2009, respectively, and 0.5 million tons in each of the six months ended June 30, 2010 and 2009.

The following table reconciles net earnings to Adjusted EBITDA:

	Three Months		Six Months Ended
	Ended June 30,		June 30,
	2010	2009	2010	2009
	(In millions)
	(Unaudited)

Net income (loss)	$66.3	$(15.1)	$64.5	$15.4
Adjustments:
Provision for (benefit from) income taxes	5.7	2.2	4.9	(3.3)
Interest expense, net	34.5	20.2	69.2	33.8
Depreciation, depletion and amortization	87.8	68.4	176.3	141.7
Amortization of acquired sales contracts, net	5.2	0.1	16.0	(0.2)
Costs related to acquisition of Jacobs Ranch	—	3.0	—	6.4
Net (income) loss attributable to noncontrolling interest	(0.1)	—	(0.1)	—

Adjusted EBITDA	$199.4	$78.8	$330.8	$193.8

On July 30, 2010, we reported net income of $66.2 million, or $0.41 per diluted share, in the second quarter of 2010, compared with a net loss of $15.1 million, or $0.11 per diluted share, in the prior-year quarter. For the six months ended June 30, 2010, we reported net income of $64.4 million, compared with net income of $15.5 million in the first six months of 2009. Second quarter 2010 results included the amortization of coal supply agreements acquired in the Jacobs Ranch transaction, which was completed in October 2009.

Revenues increased to $764.3 million in the second quarter of 2010, versus $554.6 million in the second quarter of 2009. Revenues totaled $1.5 billion for the first six months of 2010 compared to $1.2 billion in the prior-year period. The increase in revenues was driven by stronger global and domestic coal market fundamentals and higher volumes than in the second quarter of 2009. Cash flow from operations also increased to $259.3 million from $160.2 million in same time period in the prior year, while capital expenditures totaled $172.0 million, a decline from $246.6 million in the prior-year period.

We increased our equity interest in Knight Hawk Holdings, LLC, a private Illinois Basin coal producer, from 33% to 42% during the second quarter of 2010. In exchange for the increased percentage ownership, our resource management group contributed approximately 68.0 million tons of owned reserves to Knight Hawk. We recognized an after-tax gain of $26.4 million on the transaction in the second quarter of 2010.

	Arch Coal, Inc.(1)
	Three Months Ended,
	June 30, 2010	March 31, 2009	June 30, 2009

Tons sold (in millions)	38.1	37.5	27.4
Average sales price per ton	$18.86	$17.74	$19.43
Cash cost per ton	$13.87	$13.45	$16.26
Cash margin per ton	$4.99	$4.29	$3.17
Total operating cost per ton(2)	$16.17	$15.80	$18.74
Operating margin per ton	$2.69	$1.94	$0.69

(1)	Consolidated results may not tie to regional breakout due to rounding. Figures in this table exclude (i) transportation costs billed to customers, (ii) amortization of acquired coal supply agreements and

(iii) certain coal sales and purchases with respect to which we act as a pass-through entity and which have no effect on our results.

(2)	Includes depreciation, depletion and amortization per ton.

Second quarter 2010 consolidated operating margin increased by $0.75 per ton to $2.69, versus the first quarter of 2010. Average sales price per ton rose from $17.74 to $18.86 over this same time period, benefiting from a larger percentage of Central Appalachian coal in the company’s overall volume mix coupled with higher average price realizations across all operating segments. Operating costs per ton increased to $16.17 in the second quarter of 2010 from $15.80 in the prior-quarter period, mainly driven by the increase in Central Appalachian coal in the company’s overall volume mix. On a regional basis, costs were lower in the Powder River Basin but slightly higher in Central Appalachia and the Western Bituminous Region.

	Powder River Basin
	Three Months Ended,
	June 30, 2010	March 31, 2010	June 30, 2009

Tons sold (in millions)	31.0	30.6	21.3
Average sales price per ton	$11.88	$11.64	$12.56
Cash cost per ton	$9.23	$9.33	$10.54
Cash margin per ton	$2.65	$2.31	$2.02
Total operating cost per ton(2)	$10.67	$10.79	$11.84
Operating margin per ton	$1.21	$0.85	$0.72

(1)	Figures in this table exclude (i) transportation costs billed to customers and (ii) amortization of acquired coal supply agreements.

(2)	Includes depreciation, depletion and amortization per ton.

In the Powder River Basin, second quarter 2010 operating margin earned was $1.21 per ton, versus $0.85 in the first quarter of 2010. Average sales price rose to $11.88 per ton in the second quarter of 2010, compared with $11.64 in the prior-quarter period, primarily reflecting higher pricing on market-based tons. Second quarter 2010 operating costs, excluding amortization of acquired coal supply agreements, declined to $10.67 per ton, versus $10.79 per ton in the first quarter and $11.84 per ton in the second quarter of 2009, benefiting from the integration of the former Jacobs Ranch mine into our Black Thunder operation and lower diesel costs.

	Western Bituminous Region
	Three Months Ended,
	June 30, 2010	March 31, 2010	June 30, 2009

Tons sold (in millions)	4.0	4.1	3.5
Average sales price per ton	$30.09	$28.97	$29.93
Cash cost per ton	$22.39	$21.45	$26.06
Cash margin per ton	$7.70	$7.52	$3.87
Total operating cost per ton(2)	$26.99	$26.38	$31.49
Operating margin per ton	$3.10	$2.59	$(1.56)

(1)	Figures in this table exclude transportation costs billed to customers.

(2)	Includes depreciation, depletion and amortization per ton.

In the Western Bituminous region, second quarter 2010 volumes decreased to 4.0 million tons, compared with 4.1 million tons in the first quarter of 2010, due to two outages at the Dugout Canyon mine in Utah, which in total spanned 36 days in the second quarter. Despite Dugout Canyon’s temporary idling during this time period, the region recorded an operating margin of $3.10 per ton, a increase of $0.51, versus the first quarter of 2010. Average sales price rose by $1.12 per ton in the second quarter of 2010 to $30.09, compared with the prior-quarter period, reflecting new customer sales and a more favorable mix of customer shipments.

Operating costs increased $0.61 per ton to $26.99 over the same time period, driven by the impact of lower volumes as well as the costs associated with the outages at Dugout Canyon, which totaled nearly $6.5 million in the second quarter of 2010.

	Central Appalachia
	Three Months Ended,
	June 30, 2010	March 31, 2010	June 30, 2009

Tons sold (in millions)	3.1	2.8	2.7
Average sales price per ton	$73.96	$68.43	$60.66
Cash cost per ton	$49.19	$47.20	$49.26
Cash margin per ton	$24.77	$21.23	$11.40
Total operating cost per ton(2)	$57.10	$55.57	$57.30
Operating margin per ton	$16.86	$12.86	$3.36

(1)	Figures in this table exclude (i) transportation costs billed to customers, (ii) certain coal sales and purchases with respect to which we act as a pass-through entity and which have no effect on our results and (iii) transaction in which we service legacy sales contracts by purchasing and supplying third-party coal and record offsetting revenue and expenses against a reserve established to account for such transactions.

(2)	Includes depreciation, depletion and amortization per ton.

In Central Appalachia, we earned $16.86 per ton in operating margin during the second quarter of 2010, versus $12.86 in the first quarter of 2010. Average sales price increased $5.53 per ton over this time period to $73.96, reflecting a larger percentage of metallurgical coal shipments and higher pricing on metallurgical coal sales. Operating costs increased $1.53 per ton in the second quarter of 2010 to $57.10 compared with the prior-quarter period, due to efforts to increase metallurgical coal production and higher sales-sensitive costs.

The foregoing is a summary of our unaudited results of operations for the three and six months ended June 30, 2010. This summary is not intended to be a comprehensive statement of our unaudited financial results for these periods. Full financial results will be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which we intend to file with the SEC on or about August 6, 2010.

Additional Information

We were organized in Delaware in 1969. Our principal executive offices are located at One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, and our telephone number at that address is (314) 994-2700. Our website address is www.archcoal.com. The information on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement and the accompanying prospectus.

Corporate Structure

The following chart sets forth a summary of the corporate organization of Arch Coal, Inc. and its direct and indirect ownership interests in its principal subsidiaries. This chart does not show all subsidiaries, including certain intermediate subsidiaries. This chart also indicates whether or not the subsidiaries shown are guarantors of the notes offered by this prospectus supplement and the accompanying prospectus. Except as indicated otherwise in this chart, each subsidiary included in this chart is wholly owned by its direct parent.

(1)	Ark Land Company holds many of our federal and state coal leases.

(2)	Arch Coal Sales Company, Inc. is a party to substantially all of our long-term coal supply arrangements and other coal sales agreements.

(3)	These entities represent our operations in the Central Appalachia region. These entities also are guarantors of indebtedness under our senior secured credit facility, our 8 3/4% senior notes due 2016 and the notes offered hereby. The subsidiaries in this group are Allegheny Land Company, Arch Coal Terminal, Inc., Arch Reclamation Services, Inc., Ashland Terminal, Inc., Coal-Mac, Inc., Cumberland River Coal Company, Lone Mountain Processing, Inc., Mingo Logan Coal Company, Mountain Gem Land, Inc., Mountain Mining, Inc. and Mountaineer Land Company.

(4)	These entities are guarantors of the 6 3/4% senior notes due 2013 issued by Arch Western Finance, LLC, which we refer to as the Arch Western notes. The holders of the Arch Western notes have an unsecured claim against Arch Coal, Inc. through the pledge of intercompany notes owing to Arch Western Resources, LLC, which we refer to as Arch Western Resources. Such intercompany notes do not benefit from any guarantees by any of the subsidiaries that will initially guarantee the notes offered hereby. As of March 31, 2010, $1.6 billion was outstanding under these intercompany notes.

(5)	These entities represent our operations in the Powder River Basin and the Western Bituminous regions. The subsidiaries in this group are Arch Western Bituminous Group, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C. and Triton Coal Company, LLC.

The Offering

The following is a brief summary of the principal terms of the notes and is not intended to be complete. For a more complete description of the notes, please refer to “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Arch Coal, Inc.

Securities Offered	$500.0 million aggregate principal amount of 7 1/4% Senior Notes due 2020.

Maturity Date	October 1, 2020.

Interest	Interest on the notes will be payable semi-annually in arrears on each April 1 and October 1, beginning on April 1, 2011.

Ranking and Guarantees	All of our subsidiaries that guarantee indebtedness under our existing senior secured credit facility will initially guarantee the notes. These subsidiaries are listed in “Description of Certain Indebtedness — Existing Senior Secured Credit Facility.” The guarantees may be released under certain circumstances.

The notes will rank equal in right of payment to all of our existing and future unsecured unsubordinated indebtedness and senior in right of payment to all future subordinated indebtedness. The notes, however, will be effectively subordinated to our secured obligations to the extent of the collateral securing such obligations. Additionally, the notes will be effectively subordinated to all liabilities, including trade payables, of any subsidiaries that are not guarantors.

The note guarantees will rank equal in right of payment with all existing and future unsecured unsubordinated indebtedness of the guarantors. In addition, the note guarantees will be effectively subordinated to all of the guarantors’ secured obligations to the extent of the collateral securing such obligations.

Assuming that (i) we loan $225.0 million of the net proceeds of this offering to our indirect subsidiary, Arch Western Resources, (ii) we use an aggregate of $280.6 million, consisting of the remaining net proceeds of this offering and cash on hand, to repay a portion of the amounts that we owe to Arch Western Resources pursuant to intercompany notes, (iii) Arch Western Resources contributes $505.6 million to Arch Western Finance, LLC, its indirect subsidiary which we refer to as Arch Western Finance, and (iv) Arch Western Finance uses the funds so contributed to it to redeem $500.0 million aggregate principal amount of Arch Western notes as described under “Use of Proceeds,” as of March 31, 2010 after giving effect to this offering:

• Arch Coal, Inc. would have had $1.8 billion of indebtedness outstanding on a consolidated basis, excluding $1.3 billion of intercompany notes owned by Arch Western Resources which are pledged for the benefit of the holders of the Arch Western notes;

• on a combined basis, the guarantors would have had no outstanding indebtedness, excluding guarantees of our senior secured credit facility, our 8 3/4% senior notes due 2016 and the notes offered by this prospectus supplement and the accompanying prospectus; and

• on a combined basis, the subsidiaries that are not guaranteeing the notes would have had total indebtedness of $598.6 million, consisting of the Arch Western notes, commercial paper borrowings of Arch Western Resources and borrowings under Arch Receivable Company, LLC’s securitization program and excluding $225.0 million owed to Arch Coal, Inc. pursuant to an intercompany note, and $1.2 billion of total liabilities.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after October 1, 2015 at the redemption prices described under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest.

In addition, prior to October 1, 2013, we may redeem up to 35% of the aggregate principal amount of the notes from the proceeds of certain equity offerings at the redemption price listed in “Description of Notes — Optional Redemption.”

Change of Control	If a change of control of our company occurs, we must give holders the opportunity to sell their notes to us at 101% of their principal amount, plus accrued and unpaid interest.

We might not be able to pay the required price for notes presented to us at the time of a change of control because:

• we might not have enough funds at the time; or

• the terms of our other debt may prevent us from paying for the notes.

Certain Covenants	The covenants contained in the indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur more debt;

• pay dividends and make distributions or repurchase stock;

• make investments;

• create liens;

• sell assets;

• enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances to us;

• engage in transactions with our affiliates; and

• merge or consolidate or transfer and sell assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes.”

Many of the restrictive covenants will terminate if the notes achieve an investment grade rating from both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture. Covenants that cease to apply as a result of achieving these ratings will not be restored, even if the credit ratings assigned to the notes subsequently fall below investment grade. See “Description of Notes — Certain Covenants — Covenant Termination.”

Use of Proceeds	We expect to loan to Arch Western Resources, our indirect subsidiary, approximately $225.0 million of the net proceeds of this public offering. We also expect to use approximately $264.5 million of the net proceeds of this offering, plus approximately $16.1 million of cash on hand, to repay a portion of the amounts that we owe to Arch Western Resources pursuant to intercompany notes. In turn, Arch Western Resources intends to contribute approximately $505.6 million to Arch Western Finance, its indirect subsidiary. Arch Western Finance intends to fund the repurchase or redemption of $500.0 million aggregate principal amount of the Arch Western notes with the funds so contributed to it. See “Use of Proceeds.”

Risk Factors	You should consider carefully the information set forth in the section of this prospectus supplement entitled “Risk Factors” and all the other information included in or incorporated by reference into this prospectus supplement in deciding whether to invest in the notes.

Summary Historical Financial Data

We derived the historical statement of operations data, the cash flow data and the other data for the years ended December 31, 2009, 2008 and 2007, and the historical balance sheet data as of December 31, 2009 and 2008, presented below from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The historical statement of operations data, the cash flow data and the other data for the three months ended March 31, 2010 and 2009, and the historical balance sheet data as of March 31, 2010, have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus. In the opinion of management, the interim financial information provided herein reflects all adjustments consisting of normal and recurring adjustments necessary for a fair statement of the data for the periods presented. Interim results are not necessary indicative of the results to be expected for the entire fiscal year.

You should read the summary historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

						Twelve
						Months
				Three Months		Ended
	Year Ended December 31,			Ended March 31,		March 31,
	2009(1)	2008	2007(2)	2010(1)	2009	2010(1)
					(Unaudited)
	(Amounts in millions)

Statement of operations data(3):
Coal sales revenue	$2,576.1	$2,983.8	$2,413.6	$711.9	$681.0	$2,607.0
Cost of coal sales	2,070.7	2,183.9	1,888.3	550.8	547.1	2,074.4
Depreciation, depletion and amortization	321.2	292.8	242.1	99.3	73.0	347.5
Selling, general and administrative expenses	97.8	107.1	84.4	27.2	25.1	99.9
Change in fair value of coal derivatives and trading activities, net	(12.1)	(55.1)	(7.3)	5.9	(0.5)	(5.7)
Costs related to acquisition of Jacobs Ranch	13.7	—	—	—	3.4	10.3
Other operating (income) expense, net	(38.9)	(6.2)	(24.5)	(3.4)	(5.6)	(36.7)

Income from operations	123.7	461.3	230.6	32.2	38.6	117.3
Interest expense, net	(98.3)	(64.3)	(72.3)	(34.7)	(13.6)	(119.4)
Other non-operating expense	—	—	(2.2)	—	—	—

Income before income taxes	25.4	397.0	156.1	(2.5)	25.0	(2.1)
Provision for (benefit from) income taxes	(16.8)	41.8	(19.8)	(0.8)	(5.6)	(12.0)

Net income	42.2	355.2	175.9	(1.8)	30.6	9.8
Less: Net (income) attributable to noncontrolling interest	—	(0.9)	(1.0)	—	—	—

Net income attributable to Arch Coal, Inc.	$42.2	$354.3	$174.9	$(1.8)	$30.6	$9.8

						Twelve
						Months
				Three Months		Ended
	Year Ended December 31,			Ended March 31,		March 31,
	2009(1)	2008	2007(2)	2010(1)	2009	2010(1)
					(Unaudited)
	(Amounts in millions)

Balance sheet data (at end of period):
Cash and cash equivalents	$61.1	$70.6	$5.1	$50.4	$27.8
Total assets	4,840.6	3,979.0	3,594.6	4,813.3	4,089.7
Working capital	55.1	46.6	(35.4)	138.8	64.4
Total debt	1,807.7	1,312.4	1,303.2	1,783.7	1,444.0
Other long-term obligations	544.6	482.7	412.5	567.2	505.0
Arch Coal, Inc. stockholders’ equity	2,115.1	1,728.7	1,531.7	2,105.1	1,754.2
Cash flow data:
Cash provided by operating activities	$383.0	$679.1	$330.8	$93.3	$57.1	$419.2
Capital expenditures	323.2	497.3	488.4	32.0	191.9	163.3
Adjusted EBITDA (unaudited)(4)	458.6	753.2	471.7	131.4	115.0	475.0
Operating data (unaudited):
Tons sold	126.1	139.6	135.0	37.8	30.9	133.0
Tons produced	119.6	133.1	126.6	36.9	29.9	126.6
Tons purchased from third parties	7.5	6.0	8.5	1.3	1.4	7.4

(1)	In October 2009, we purchased the Jacobs Ranch mining complex in the Powder River Basin from Rio Tinto Energy America for a purchase price of $768.8 million. To finance the acquisition, we sold 19.55 million shares of our common stock and $600.0 million in aggregate principal amount of 8 3/4% senior unsecured notes. The net proceeds received from the issuance of common stock were $326.5 million, and the net proceeds received from the issuance of the 8 3/4% senior unsecured notes were $570.3 million.

(2)	On June 29, 2007, we sold select assets and related liabilities associated with our Mingo Logan-Ben Creek mining complex in West Virginia for $43.5 million. We recognized a net gain of $8.9 million in 2007 resulting from the sale.

(3)	Figures shown as totals in this table may not be the arithmetic aggregation of the figures that precede them due to rounding adjustments made to certain of the figures in the table.

(4)	Adjusted EBITDA is defined as net earnings before interest expense, net, income tax provision, depreciation, depletion and amortization and other charges described below. Adjusted EBITDA is not a measure of financial performance under GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of a company’s operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income or cash flows from operations which are prepared in accordance with GAAP. We have presented Adjusted EBITDA solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. In addition, Adjusted EBITDA may be calculated differently from Consolidated Cash Flow as defined in the indenture relating to the notes.

The following table reconciles net earnings to Adjusted EBITDA:

						Twelve
						Months
				Three Months		Ended
	Year Ended December 31,			Ended March 31,		March 31,
	2009	2008	2007	2010	2009	2010(a)
	(Amounts in millions)
	(Unaudited)

Net income (loss) attributable to Arch Coal, Inc., as reported	$42.2	$354.3	$174.9	$(1.8)	$30.6	$9.8
Adjustments:
Interest expense, net	98.3	64.3	72.3	34.7	13.6	119.3
Provision for (benefit from) income taxes	(16.8)	41.8	(19.8)	(0.8)	(5.6)	(12.0)
Depreciation, depletion and amortization	321.2	292.8	242.1	99.3	73.0	347.5
Costs related to acquisition of Jacobs Ranch	13.7	—	—	—	3.4	10.3
Other non-operating expenses	—	—	2.2	—	—	—

Adjusted EBITDA	$458.6	$753.2	$471.7	$131.4	$115.0	$475.0

(a)	Figures shown as totals in this table may not be the arithmetic aggregation of the figures that precede them due to rounding adjustments made to certain of the figures in the table.

RISK FACTORS

An investment in our notes involves certain risks. You should carefully consider the risks described below, as well as the Risk Factors contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2010 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our notes could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to the Notes

We have a substantial amount of debt, which limits our flexibility and imposes restrictions on us, and a downturn in economic or industry conditions may materially affect our ability to meet our future financial commitments and liquidity needs.

We have a substantial amount of indebtedness. Assuming that $500.0 million aggregate principal amount of Arch Western notes is purchased in the tender offer and the net proceeds of this offering are applied as described under “Use of Proceeds,” as of March 31, 2010, after giving effect to the issuance of the notes offered hereby, we would have had consolidated indebtedness of approximately $1.8 billion outstanding, representing approximately 45.9% of our total capitalization. Our ability to satisfy our debt, lease and royalty obligations, and our ability to refinance our indebtedness, will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets that we serve and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs.

The amount and terms of our debt could have material consequences to our business, including, but not limited to:

•	limiting our ability to obtain additional financing to fund growth, such as new lease-by-application acquisitions or other mergers and acquisitions, working capital, capital expenditures, debt service requirements or other cash requirements;

•	exposing us to the risk of increased interest costs if the underlying interest rates rise;

•	limiting our ability to invest operating cash flow in our business due to existing debt service requirements;

•	making it more difficult to obtain surety bonds, letters of credit or other financing, particularly during periods in which credit markets are weak;

•	causing a decline in our credit ratings;

•	limiting our ability to compete with companies that are not as leveraged and that may be better positioned to withstand economic downturns;

•	limiting our ability to acquire new coal reserves and/or plant and equipment needed to conduct operations; and

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we compete and general economic and market conditions.

We are a holding company and depend on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

We are a holding company, and substantially all of our consolidated assets are held by our subsidiaries. As a holding company, we conduct substantially all of our business through our subsidiaries. Accordingly, our cash flows and ability to meet our debt service obligations, including payments on the notes, are largely dependent upon the earnings of our subsidiaries and the payment of such earnings to us in the form of dividends, distributions, loans or otherwise, and repayment of such loans or advances from us. These subsidiaries are separate and distinct legal entities and we may not exercise sufficient control to cause them to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. The ability of our subsidiaries to pay dividends or make other advances or transfer of funds will depend on their respective results of operations and may be restricted by, among other things, applicable law and contractual provisions limiting the amount of funds available to make dividends and agreements of those subsidiaries. For example, Arch Western Resources and its subsidiaries may only distribute or advance funds to us out of available cash, as defined in the indenture governing the Arch Western notes. In addition, the subsidiary of BP p.l.c. which owns a 1% membership interest in Arch Western Resources (the “BP Member”) is entitled to receive cumulative preferred return distributions, with the preferred return being equal to an annual rate of 4% and calculated based on the BP Member’s preferred capital account balance, which was approximately $2.4 million at March 31, 2010. Also, the BP Member’s consent is required prior to any distribution by Arch Western Resources if Arch Western Resources, at that time, has a debt rating less favorable than Ba3 from Moody’s Investors Service or BB- from Standard & Poor’s or fails to maintain an interest coverage ratio of not greater than 3.0:1 and an indebtedness ratio of not greater than 3.5:1.

The notes and the guarantees will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt, including indebtedness under our senior secured credit facility, to the extent of the collateral securing such debt. In addition, the indenture governing the notes will permit the incurrence of additional debt, some of which may be secured debt. In the event that Arch Coal or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by assets of Arch Coal or the guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness. As of March 31, 2010, the total amount of secured debt that we had outstanding was $180.9 million, including amounts under our accounts receivable securitization facility, with approximately $728.0 million of undrawn borrowing capacity available, under our senior secured credit facility. We may also incur additional senior secured indebtedness.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the notes to the extent of the assets of such non-guarantor subsidiaries.

Some of our subsidiaries, including Arch Western Resources and its subsidiaries, will not guarantee the notes. As a result, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of the nonguarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. To the extent that we may be a creditor with recognized claims against any subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Our subsidiaries may incur additional indebtedness and other liabilities.

As of March 31, 2010, our non-guarantor subsidiaries had approximately $1.7 billion of total indebtedness and other liabilities, including trade payables and accrued expenses. The non-guarantor subsidiaries represented approximately 66.4%, 64.1% and 58.9% of our consolidated revenues and approximately 49.9%, 44.0% and 42.2% of our consolidated Adjusted EBITDA, respectively, for the three months ended March 31, 2010 and the years ended December 31, 2009 and 2008, respectively, and at March 31, 2010 represented approximately 40.8% of our consolidated assets (excluding intercompany receivables).

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, depends on our ability to generate cash in the future. We are subject to general economic, climatic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. In particular, economic conditions has caused and could continue to cause the price of coal to fall and our revenue to decline and could adversely affect our ability to repay our indebtedness, including the notes. As a result, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance debt or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in the indenture governing the notes and any other indebtedness; and

•	other factors, including financial and capital markets or coal industry conditions.

We may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If our operations do not generate sufficient cash flow from operations, and additional borrowings or refinancings are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes.

The terms of the agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The indenture governing the notes and the agreements governing our and our subsidiaries’ other indebtedness contain various covenants and other restrictions that limit our ability and the ability of our restricted subsidiaries to engage in specified types of transactions. These covenants and other restrictions limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of capital stock or make restricted payments;

•	borrow the full amount under our credit facilities;

•	make investments;

•	create liens;

•	issue and sell capital stock of subsidiaries;

•	sell or transfer assets;

•	enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances to us;

•	engage in transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

These restrictions on operations and financings, as well as those that may be contained in future debt agreements, may limit our ability to execute preferred business strategies. Moreover, if operating results fall below specified levels, we may be unable to comply with these covenants. If that occurs, our lenders, including you, could accelerate the payment obligations with respect to that debt. If the payment obligations with respect to that debt is accelerated, we may not be able to repay all of that debt, in which case the indebtedness represented by your notes may not be fully repaid, if it is repaid at all.

Despite our current levels of debt, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of our senior secured credit facility and the indenture governing the notes will allow us to incur substantial amounts of additional debt, subject to certain limitations. As of March 31, 2010, we had available borrowings under our senior secured credit facility of approximately $728.0 million. If new debt is added to our current debt levels, the related risks we could face would be magnified.

If the notes become rated investment grade by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be terminated, and you will lose the protection of these covenants permanently, even if the notes subsequently fall back below investment grade.

The indenture contains certain covenants that permanently will cease to be in effect from and after the first date when the notes are rated investment grade by both Standard & Poor’s and Moody’s. These covenants restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	make distributions;

•	sell capital stock or other assets; and

•	engage in transactions with affiliates.

Because these restrictions will not apply when the notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the notes. These covenants will not be restored, even if the credit ratings assigned to the registered notes later subsequently below investment grade.

We may be unable to repurchase notes in the event of a change of control as required by the indenture.

Upon the occurrence of certain kinds of change of control events specified in the indenture, you will have the right, as a holder of the notes, to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. Any change of control also would constitute a default under our senior secured credit facility. Therefore, upon the occurrence of a change of control, the lenders under our senior secured credit facility would have the right to accelerate the payment obligations with respect to outstanding loans under the facility, and if so accelerated, we would be required to pay all of our outstanding obligations under such facility. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase the notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us.

Federal and state fraudulent conveyance laws may permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration generally will be a fraudulent conveyance if:

•	it was paid with the intent of hindering, delaying or defrauding creditors; or

•	we or any of the guarantors received less than fair consideration in return for issuing either the notes or a guarantee, as applicable, and either:

•	we or the guarantor was insolvent, on the eve of insolvency or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or the guarantor with an unreasonably small amount of capital to carry on our or its business; or

•	we or the guarantor intended to, or believed that it would, incur debts beyond its ability to pay the debt.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes or a guarantee could result in an event of default with respect to our other debt that could result in acceleration of the payment obligations with respect to that debt.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to list the notes on any national or regional securities exchange or seek approval for quotation through any automated quotation system. An active trading market may not develop for the notes. Subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors.

USE OF PROCEEDS

We will receive net proceeds from the sale of notes in this offering of approximately $489.5 million, after deducting underwriting discount and estimated offering expenses. We expect to loan to Arch Western Resources, our indirect subsidiary, approximately $225.0 million of the net proceeds of this public offering. We also expect to use approximately $264.5 of the net proceeds of this offering and approximately $16.1 million of cash on hand to repay a portion of the amounts that we owe to Arch Western Resources pursuant to intercompany notes. In turn, Arch Western Resources intends to contribute approximately $505.6 million to Arch Western Finance, its indirect subsidiary. Arch Western Finance intends to fund the repurchase or redemption of $500.0 million aggregate principal amount of the Arch Western notes with the funds so contributed to it. Pursuant to the terms of the Arch Western notes, Arch Western Finance may redeem all or any portion of the Arch Western notes between July 1, 2010 and June 30, 2011 at a redemption price of 101.125% of the principal amount of Arch Western notes redeemed, plus accrued and unpaid interest, and at a redemption price of 100.000% of the principal amount of Arch Western notes redeemed, plus accrued and unpaid interest, thereafter.

Unless we specifically state otherwise, the information in this prospectus supplement assumes that Arch Western Finance will redeem $500.0 million aggregate principal amount of Arch Western notes at a redemption price of 101.125% of the principal amount of Arch Western notes redeemed, plus accrued and unpaid interest. Pending any use of the net proceeds of this offering, the net proceeds may be invested in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of $500.0 million aggregate principal amount of 7 1/4% Senior Notes due 2020 in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.”

You should read the data set forth in the table below in conjunction with “Use of Proceeds” and “Summary Consolidated Financial Data” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

	As of March 31, 2010
	Actual	As Adjusted
	(Unaudited)
	(Dollars in millions, except per share amounts)

Cash and cash equivalents	$50.4	$34.3

Debt:
Commercial paper(1)	$53.2	$53.2
Borrowings under $860.0 million credit facility(2)	90.0	90.0
Advances under $175.0 million accounts receivable securitization program(3)	90.9	90.9
6 3/4% senior notes due 2013(4)	954.4	454.4
8 3/4% senior notes due 2016(5)	585.8	585.8
7 1/4% senior notes due 2020 offered hereby	—	500.0
Other	9.4	9.4

Total debt	1,783.7	1,783.7
Stockholders’ equity:
Total Arch Coal, Inc. stockholders’ equity(6)	2,105.1	2,105.1

Total capitalization	$3,888.8	$3,888.8

(1)	Our commercial paper placement program is supported by a line of credit that is subject to renewal annually and is next scheduled to expire on April 30, 2011. See “Description of Certain Indebtedness.”

(2)	At March 31, 2010, we had $90.0 million of outstanding borrowings and approximately $728.0 million available for borrowing under our senior secured credit facility. Our senior secured credit facility expires on March 31, 2013. See “Description of Certain Indebtedness.”

(3)	We have a $175.0 million accounts receivable securitization program under which eligible trade receivables are sold, without recourse, to a multi-seller, asset-backed commercial paper conduit. The entity through which these receivables are sold is consolidated into our financial statements. The credit facility supporting the borrowings under the program is subject to renewal annually and expires on February 23, 2011. See “Description of Certain Indebtedness.”

(4)	$950.0 million aggregate principal amount of the Arch Western notes, guaranteed by Arch Western Resources and certain of its subsidiaries. See “Description of Certain Indebtedness.”

(5)	$600.0 million aggregate principal amount of 8 3/4% senior notes due 2016 of Arch Coal, Inc., guaranteed by its subsidiaries that guarantee indebtedness under its senior secured credit facility. See “Description of Certain Indebtedness.”

(6)	Excludes charges in connection with the write-off of $1.1 million of deferred financing costs and $5.6 million of call premium with respect to the purchase of Arch Western notes in the tender offer.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior secured credit facility

Our secured revolving credit facility expires on March 31, 2013. Commitments under the revolving credit facility will be $860.0 million until June 23, 2011, at which time the commitments will decrease to $762.5 million. New commitments may be added to the revolving credit facility after June 23, 2011, subject to an aggregate maximum lending amount for all banks of $800.0 million. We had borrowings outstanding under the revolving credit facility of $90.0 million at March 31, 2010. At March 31, 2010, we had availability of approximately $728.0 million under the revolving credit facility. Borrowings under the credit facility bear interest at a floating rate based on LIBOR determined by reference to our leverage ratio, as calculated in accordance with the credit agreement governing the revolving credit facility, as amended. Financial covenants contained in our revolving credit facility consist of a maximum leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio. The leverage ratio requires that we not permit the ratio of total net debt (as defined in the revolving credit facility) at the end of any calendar quarter to EBITDA (as defined in the revolving credit facility) for the four quarters then ended to exceed a specified amount. The interest coverage ratio requires that we not permit the ratio of EBITDA (as defined in the revolving credit facility) at the end of any calendar quarter to interest expense for the four quarters then ended to be less than a specified amount. The senior secured leverage ratio requires that we not permit the ratio of total net senior secured debt (as defined in the revolving credit facility) at the end of any calendar quarter to EBITDA (as defined in the revolving credit facility) for the four quarters then ended to exceed a specified amount. We were in compliance with all financial covenants at March 31, 2010.

Our obligations under our senior secured credit facility are guaranteed by the following subsidiaries: Allegheny Land Company, Arch Coal Sales Company, Inc., Arch Coal Terminal, Inc., Arch Development, LLC, Arch Energy Resources, LLC, Arch Reclamation Services, Inc., Ark Land Company, Ark Land KH, Inc., Ark Land LT, Inc., Ark Land WR, Inc., Ashland Terminal, Inc., Catenary Coal Holdings, Inc., Coal-Mac, Inc., Cumberland River Coal Company, Lone Mountain Processing, Inc., Mingo Logan Coal Company, Mountain Gem Land, Inc., Mountain Mining, Inc., Mountaineer Land Company, Otter Creek Coal, LLC, Prairie Holdings, Inc. and Western Energy Resources, Inc. The obligations of Arch Coal, Inc. and the guarantors under the senior secured credit facility are secured by substantially all of their assets, including Arch Coal’s ownership interests in substantially all of its subsidiaries, except its ownership interests in Arch Western Resources and its subsidiaries.

Our senior secured credit facility restricts our ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. In addition, certain additional covenants under our senior secured credit facility would be triggered if the unused borrowing availability were to fall below specified levels, including fixed charge coverage ratio requirements. Our senior secured credit facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults under other debt or hedging arrangements of Arch Coal, Inc. or any of the guarantors, certain events of bankruptcy and insolvency, judgment defaults and the failure of any guaranty or security document supporting the agreement to be in full force and effect.

Arch Coal Senior Notes Due 2016

We have outstanding an aggregate principal amount of $600.0 million of 8 3/4% senior notes due on August 1, 2016. The senior notes are guaranteed by all of our subsidiaries that guarantee indebtedness under our senior secured credit facility. The indenture under which the senior notes were issued contains certain restrictive covenants that limit our ability and the ability of our subsidiaries to, among other things, incur additional debt, sell or transfer assets and make certain investments, which are substantially the same as the covenants that will be in the indenture governing the notes offered hereby.

We agreed, pursuant to a registration rights agreement with the initial purchasers of the senior notes, for the benefit of the holders of the senior notes, that we would, at our cost, (a) file a registration statement with the SEC with respect to a registered exchange offer to exchange the senior notes for new notes having terms substantially identical in all material respects to the senior notes (except that the new notes will not contain terms with respect to transfer restrictions), (b) use our reasonable best efforts to cause such registration statement to be declared effective under the Securities Act not later than 365 days after July 31, 2009, the date of original issuance of the senior notes, and (c) consummate the exchange offer not later than 410 days after July 31, 2009. We filed a registration statement with the SEC with respect to such an exchange offer, and that registration statement was declared effective under the Securities Act on July 1, 2010. The exchange offer described in that registration statement commenced on July 7, 2010 and currently is scheduled to expire at 5:00 p.m., New York City time, on August 18, 2010, unless we earlier terminate or extend the exchange offer in our sole discretion. Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all of the properly tendered senior notes, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes as soon as practicable after acceptance of the properly tendered senior notes. Neither this prospectus supplement nor the accompanying prospectus is an offer to exchange the senior notes or any other securities. The exchange offer is made only by and pursuant to the terms of the applicable prospectus, dated as of July 1, 2010, as the same may be amended or supplemented.

In the event that the exchange offer is not consummated as of the 410th day after July 31, 2009, we will, at our cost, (a) as promptly as practicable, file a shelf registration statement cover resales of the senior notes, (b) use our reasonable best efforts to cause such shelf registration statement to be declared effective under the Securities Act and (c) use our reasonable best efforts to keep such shelf registration statement effective until such time as the senior notes covered by the shelf registration statement are freely transferable. In the event that (a) the exchange offer has not been consummated as of the 410th day after July 31, 2009 or (b) a shelf registration statement is required to be filed but is not declared effective on or prior to the 410th day after July 31, 2009 (each such event being referred to as a “registration default”), special interest will accrue on the principal amount of the senior notes (in addition to the stated interest on the senior notes) from and including the date on which any such registration default occurs to but excluding the date on which such registration defaults have been cured.

Arch Western Senior Notes Due 2013

Our subsidiary, Arch Western Finance LLC, has outstanding an aggregate principal amount of $950.0 million of 6 3/4% senior notes due on July 1, 2013. The senior notes are guaranteed by Arch Western Resources and certain of its subsidiaries and are secured by an intercompany note from Arch Coal, Inc. to Arch Western Resources. The indenture under which the senior notes were issued contains certain restrictive covenants that limit the respective abilities of Arch Western Resources and its subsidiaries to, among other things, incur additional debt, sell or transfer assets and make certain investments. Arch Western Resources is permitted to transfer money to Arch Coal, Inc. out of available cash (as defined in the indenture governing the Arch Western notes) in the form of intercompany loans, which are repayable on demand. Such loans are evidenced by Arch Coal intercompany notes that are pledged for the benefit of the holders of the Arch Western notes. Any claim by a holder of Arch Western notes on Arch Coal, Inc. through a realization of its collateral would rank equal in right of payment with the notes offered in this offering.

Accounts Receivable Securitization

We are party to a $175.0 million accounts receivable securitization program whereby eligible trade receivables are sold, without recourse, to a multi-seller, asset-backed commercial paper conduit. The credit facility supporting the borrowings under the program is subject to renewal annually and expires on February 23, 2011. Under the terms of the program, eligible trade receivables consist of trade receivables generated by our operating subsidiaries. Actual borrowing capacity is based on the allowable amounts of accounts receivable as defined under the terms of the agreement. We had outstanding borrowings of $90.9 million under the program at March 31, 2010. We had letters of credit outstanding under the securitization program of $64.0 million as of March 31, 2010. At March 31, 2010, we had $8.0 million of borrowing capacity under the accounts receivable securitization program. Although the participants in the program bear the risk of non-payment of purchased receivables, we have agreed to indemnify the participants with respect to various matters. The participants under the program will be entitled to receive payments reflecting a specified discount on amounts funded under the program, including drawings under letters of credit, calculated on the basis of the base rate or commercial paper rate, as applicable. We pay facility fees, program fees and letter of credit fees (based on amounts of outstanding letters of credit) at rates that vary with our leverage ratio. Under the program, we are subject to certain affirmative, negative and financial covenants customary for financings of this type, including restrictions related to, among other things, liens, payments, merger or consolidation and amendments to the agreements underlying the receivables pool. A termination event would permit the administrator to terminate the program and enforce any and all rights, subject to cure provisions, where applicable. Additionally, the program contains cross-default provisions, which would allow the administrator to terminate the program in the event of non-payment of other material indebtedness when due and any other event which results in the acceleration of the maturity of material indebtedness.

Commercial Paper Program

Arch Western Resources has established a commercial paper placement program that provides up to $75.0 million in short-term financing at rates that are generally lower than the rates available under our revolving credit facility. Under the commercial paper program, Arch Western Resources may sell interest-bearing or discounted short-term unsecured debt obligations with maturities of no more than 270 days. We had commercial paper outstanding of $53.2 million at March 31, 2010. The commercial paper placement program is supported by a revolving credit facility that is subject to renewal annually and expires April 30, 2011. The current credit market has affected our ability to issue commercial paper up to the maximum amount allowed under the program, but we believe that the availability under our lines of credit is sufficient to satisfy our liquidity needs.

DESCRIPTION OF NOTES

Arch Coal will issue the notes offered hereby (the “Notes”) under an Indenture to be dated as of August 9, 2010, as supplemented by a first supplemental indenture to be dated as of August 9, 2010 (as so supplemented, the “Indenture”), among Arch Coal, the Guarantors and U.S. Bank National Association, as trustee. The Indenture will comply with the Trust Indenture Act of 1939. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “Arch Coal” refers only to Arch Coal, Inc. and not to any of its subsidiaries.

You are encouraged to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. Copies of the Indenture are available upon request to Arch Coal at the address indicated under “Where You Can Find More Information.”

Brief Description of the Notes and the Guarantees

The Notes

The Notes will:

•	be Arch Coal’s general unsecured obligations;

•	mature on October 1, 2020;

•	be initially issued in an aggregate principal amount of $500.0 million, subject to Arch Coal’s ability to issue additional notes under certain circumstances;

•	rank equally in right of payment with any and all of Arch Coal’s existing and future Debt that is not subordinated in right of payment to the Notes, including the Arch Coal Senior Notes and any Exchange Notes;

•	be structurally subordinated to all existing and future Debt of Subsidiaries of Arch Coal that do not provide Note Guarantees, including the Arch Western Notes, the commercial paper program and the accounts receivable securitization program;

•	be effectively subordinated to all existing and future secured Debt of Arch Coal to the extent of the assets securing such Indebtedness, including Debt under the Credit Agreement;

•	rank senior in right of payment with any and all of Arch Coal’s future Debt that is subordinated in right of payment to the Notes; and

•	be initially guaranteed on a senior basis by the Subsidiaries of Arch Coal that guarantee the repayment of Debt under the Credit Agreement.

The Note Guarantees

Each Note Guarantee will:

•	be a general unsecured obligation of the Guarantor that granted such Note Guarantee;

•	be effectively subordinated to all existing and future secured Debt of such Guarantor to the extent of the assets securing such Debt, including Debt of the Guarantors with respect to the Credit Facilities;

•	rank equally in right of payment with any and all of such Guarantor’s existing and future Debt that is not subordinated in right of payment to its Note Guarantee, including its Guarantee of the Arch Coal Senior Notes and any Exchange Notes; and

•	rank senior in right of payment to any and all of such Guarantor’s future Debt that is subordinated in right of payment to its Note Guarantee.

General

As of March 31, 2010 after giving effect to the offering of the Notes and the application of the net proceeds therefrom assuming that Arch Western Finance, LLC redeems $500.0 million aggregate principal amount of Arch Western Notes as described under “Use of Proceeds:”

•	Arch Coal would have had $1.8 billion of indebtedness outstanding (excluding an intercompany note in an outstanding amount of $1.3 billion which is held by Arch Western and pledged for the benefit of the holders of the $450.0 million aggregate principal amount of Arch Western Notes);

•	on a combined basis, the Guarantors would have had no outstanding indebtedness other than the Note Guarantees, Guarantees of the Arch Coal Senior Notes and Guarantees under the Credit Agreement; and

•	on a combined basis, the Subsidiaries that have not guaranteed the Notes would have had (i) total Debt of $598.6 million, consisting of the Arch Western Notes, commercial paper borrowings of Arch Western and borrowings under Arch Receivable Company, LLC’s securitization program and excluding $225.0 million owed to Arch Coal pursuant to an intercompany note, (ii) $1.2 billion of total liabilities, excluding $225.0 million owed to Arch Coal pursuant to an intercompany note, and (iii) total assets of approximately $2.0 billion, excluding the intercompany note in the outstanding amount of $1.3 billion which is held by Arch Western and pledged for the benefit of the holders of the Arch Western Notes.

Not all of Arch Coal’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will be required to repay financial and trade creditors before distributing any assets to Arch Coal or a Guarantor. For the three months ended March 31, 2010, the non-guarantor Subsidiaries generated 66.4% of Arch Coal’s consolidated revenues and 64.1% of Arch Coal’s consolidated EBITDA.

As of the date of the issuance of the Notes, substantially all of Arch Coal’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” Arch Coal will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Arch Coal’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Arch Coal’s Unrestricted Subsidiaries will not guarantee the Notes.

Holding Company Structure

Arch Coal is a holding company for its Subsidiaries and has no material operations of its own and only limited assets. Accordingly, Arch Coal is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

Principal, Maturity and Interest

Arch Coal is issuing $500.0 million aggregate principal amount of Notes in this offering. In addition, subject to compliance with the limitations contained in the Indenture and described under ‘‘— Certain Covenants — Limitation on Debt,” Arch Coal may in the future issue an unlimited principal amount of additional Notes from time to time after this offering under the same Indenture (the “Additional Notes”) without the consent of the Holders. Any Additional Notes that Arch Coal issues in the future will be identical in all respects to the Notes and will form a single series with the Notes, except that Additional Notes issued in the future will have different issuance dates, may have different issuance prices and may not be fungible for trading purposes with the Notes. Arch Coal will issue Notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000.

The Notes will mature on October 1, 2020.

Interest on the Notes will accrue at a rate of 7 1/4% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2011. Arch Coal will pay interest to those persons who were Holders of record on the March 15 or September 15 immediately preceding each interest payment date. Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the date of the last interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Note Guarantees

The Notes will initially be guaranteed by each Subsidiary of Arch Coal that guarantees Debt under the Credit Agreement, consisting of substantially all of Arch Coal’s Subsidiaries other than Arch Western and its Subsidiaries. The Indenture will also require that each existing and future Restricted Subsidiary that is not otherwise a Guarantor that guarantees any other Debt of Arch Coal or any of the Guarantors guarantees the Notes.

Each of the Guarantors will unconditionally guarantee, on a joint and several basis with all other Guarantors, all of Arch Coal’s obligations under the Notes, including its obligations to pay principal, interest, and premium, if any, with respect to the Notes. The Note Guarantees will be general unsecured obligations of the Guarantors and rank pari passu with all existing and future Debt of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors — Risks Related to the Notes — Federal and state fraudulent conveyance laws may permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.” Each Guarantor that makes a payment or distribution under a Note Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in “Certain Covenants — Limitation on Asset Sales,” Arch Coal will not be restricted from selling or otherwise disposing of any of the Guarantors.

The Indenture will provide that:

(i) in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of the Capital Stock of any Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, such Guarantor will be released and relieved of any obligations under its Guarantee; provided that the Net Available Cash from such sale or other disposition is applied in accordance with the applicable provisions of the Indenture. See “Certain Covenants — Limitation on Asset Sales;”

(ii) upon the release or discharge of the Guarantee of the Credit Agreement or the Guarantee of a Guarantor that resulted in the creation of the Note Guarantee of such Guarantor, except a discharge or release by or as a result of payment under such other Guarantee, such Guarantor will be released and relieved of any obligations under its Note Guarantee;

(iii) upon the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee; and

(iv) upon the satisfaction and discharge of the Indenture as described under “— Satisfaction and Discharge,” or upon the defeasance of the Indenture as described under “— Defeasance,” each Guarantor will be released and relieved of any obligations under its Note Guarantee.

Optional Redemption

Except as set forth in the following two paragraphs, the Notes will not be redeemable at the option of Arch Coal prior to October 1, 2015. Starting on that date, Arch Coal may redeem all or any portion of the Notes, at once or over time, upon not less than 30 nor more than 60 days’ prior notice. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest to the redemption date

(subject to the right of Holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on October 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price

2015	103.625%
2016	102.417%
2017	101.208%
2018 and thereafter	100.000%

In addition, at any time and from time to time, prior to October 1, 2013, on one or more occasions, Arch Coal may redeem an aggregate principal amount of Notes not to exceed 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Arch Coal or any of its Subsidiaries). Any such redemption shall be made within 90 days after the date of the closing of such Public Equity Offering.

At any time prior to October 1, 2015, Arch Coal may, at its option, on one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of the date of redemption, and, without duplication, accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Sinking Fund; Open Market Purchases

There will be no mandatory redemption or sinking fund payments for the Notes. Arch Coal may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, unless Arch Coal has previously or concurrently mails a redemption notice with respect to all outstanding Notes as described under “— Optional Redemption,” each Holder of Notes shall have the right to require Arch Coal to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the repurchase date is after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on that record date, and no additional interest will be payable to Holders whose Notes shall be subject to repurchase.

Within 30 days following any Change of Control, Arch Coal shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the Security Register, a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

Arch Coal will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Arch Coal and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Arch Coal will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Arch Coal will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

Arch Coal has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to certain covenants described below, Arch Coal could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect its capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of the Property of Arch Coal and its Restricted Subsidiaries, considered as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if Arch Coal and its Restricted Subsidiaries, considered as a whole, dispose of less than all of this Property by any of the means described above, the ability of a Holder of Notes to require Arch Coal to repurchase its Notes may be uncertain. In such a case, Holders of the Notes may not be able to resolve this uncertainty without resorting to legal action. In addition, Holders of Notes may not be entitled to require Arch Coal to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of Arch Coal, including in connection with a proxy contest, where Arch Coal’s Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

The Credit Agreement and the Arch Coal Senior Notes Indenture each provide that the respective debt thereunder be repaid upon the occurrence of certain events that would constitute a Change of Control thereunder. Future Debt of Arch Coal may contain similar provisions. In addition, Arch Coal’s ability to pay cash to Holders of Notes upon a repurchase may be limited by Arch Coal’s then existing financial resources. Arch Coal cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Arch Coal’s failure to repurchase Notes in connection with a Change of Control would result in a default under the Indenture. Such a default could, in turn, constitute a default under other debt of Arch Coal and its Subsidiaries. Arch Coal’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes. See “— Amendments and Waivers.”

Certain Covenants

Covenant Termination.  Set forth below are summaries of certain covenants that will be contained in the Indenture. Upon the first date that:

(a) the Notes have Investment Grade Ratings from both Rating Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

Arch Coal and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

•	‘‘— Limitation on Debt;”

•	“— Limitation on Restricted Payments;”

•	“— Limitation on Asset Sales;”

•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries;”

•	“— Limitation on Transactions with Affiliates;”

•	clause (a) (1) and (b) of “— Limitation on Sale and Leaseback Transactions;”

•	“— Designation of Restricted and Unrestricted Subsidiaries;” and

•	clause (e) of the first paragraph of “— Merger, Consolidation and Sale of Property.”

As a result, the Notes will be entitled to substantially less protection from and after the date of termination of the covenants.

Limitation on Debt.  Arch Coal shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

(1) such Debt is Debt of Arch Coal or a Guarantor, and, after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, Consolidated Interest Coverage Ratio of Arch Coal would be at least 2.0 to 1.0, or

(2) such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a) Debt under Credit Facilities (including, without limitation, the Incurrence of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (a) not to exceed the greater of (i) $860.0 million, less the aggregate amount of all Net Available Cash from Asset Sales applied by Arch Coal or any Restricted Subsidiary to Repay any such Debt pursuant to the covenant described below under the caption “— Limitation on Asset Sales” and (ii) 30% of Consolidated Net Tangible Assets;

(b) Debt of Arch Coal and any Restricted Subsidiary evidenced by the Notes issued on the Issue Date and the Note Guarantees thereof;

(c) Debt of Arch Western evidenced by the Arch Western Notes and the Guarantees thereof by Arch Western and its Subsidiaries;

(d) Debt of Arch Coal or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt; provided that the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (d) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (d)) does not exceed, at any one time outstanding, 7% of Consolidated Net Tangible Assets;

(e) Debt of Arch Coal owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by Arch Coal or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock that results in any such Restricted Subsidiary ceasing to be a

Restricted Subsidiary or any subsequent transfer of any such Debt (except the Arch Coal Notes, to Arch Coal or a Restricted Subsidiary or any pledge of such Debt constituting a Permitted Lien) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(f) Debt under Interest Rate Agreements entered into by Arch Coal or a Restricted Subsidiary in the ordinary course of business;

(g) Debt under Currency Exchange Protection Agreements entered into by Arch Coal or a Restricted Subsidiary in the ordinary course of business;

(h) Debt under Commodity Price Protection Agreements entered into by Arch Coal or a Restricted Subsidiary in the ordinary course of business;

(i) Debt in connection with one or more standby letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by Arch Coal or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(j) Debt of Arch Coal or any Restricted Subsidiary under one or more unsecured commercial paper facilities in an aggregate amount pursuant to this clause (j) (including all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (j)) not to exceed $100.0 million at any one time outstanding;

(k) Debt of Arch Coal or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (j) above or (l) through (s) below, including the Arch Coal Senior Notes and the related Guarantees thereof;

(l) other Debt of Arch Coal or any Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of (1) $250.0 million and (2) 5% of Consolidated Net Tangible Assets;

(m) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (b), (c), (d), (j), (k), and this clause (m);

(n) Debt consisting of installment payment obligations owed to any governmental agency in connection with the acquisition of coal leases or oil, gas or other real property interests in the ordinary course of business;

(o) Debt Incurred by Arch Coal or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Arch Coal or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by Arch Coal or any Restricted Subsidiary thereof in connection with such disposition;

(p) Debt Incurred by Arch Coal or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within five business days of its Incurrence;

(q) Debt Incurred by Arch Coal to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(r) Debt of a Receivables Subsidiary in respect of a Receivables Facility, which is non-recourse to Arch Coal or any other Restricted Subsidiary in any way other than Standard Securitization Undertakings;

(s) Debt of Persons that are acquired by Arch Coal or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Debt is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, that, after giving effect to such acquisition and the Incurrence of such Debt, Arch Coal would be permitted to Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant.

Notwithstanding anything to the contrary contained in this covenant, accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this covenant.

For purposes of determining compliance with this covenant in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (s) above or is entitled to be incurred pursuant to clause (1) of the first paragraph of this covenant, Arch Coal shall, in its sole discretion, classify, and may later reclassify, such item of Debt in any manner that complies with this covenant. Notwithstanding the foregoing, Debt under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (a) of the definition of Permitted Debt and Debt under Arch Western’s existing commercial paper facility outstanding on the Closing Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (j) of the definition of Permitted Debt.

Limitation on Restricted Payments.  Arch Coal shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing;

(b) Arch Coal could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt;” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income of Arch Coal accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or if the aggregate amount of Consolidated Net Income of Arch Coal for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of the Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by Arch Coal or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Arch Coal, and

(B) the aggregate net cash proceeds received by Arch Coal from the issuance and sale after the Issue Date of Debt of Arch Coal or any Restricted Subsidiary that has been converted or exchanged for Capital Stock (other than Disqualified Stock) of Arch Coal, excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to Arch Coal or a Subsidiary of Arch Coal or an employee stock ownership plan or trust established by Arch Coal or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by Arch Coal or any Restricted Subsidiary upon any such conversion or exchange;

plus

(4) an amount equal to the sum of:

(A) the net reduction in Investments in any Person other than Arch Coal or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to Arch Coal or any Restricted Subsidiary from such Person, and

(B) the portion (proportionate to Arch Coal’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary of Arch Coal at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by Arch Coal or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, Arch Coal may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(b) make Restricted Payments in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Arch Coal (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Arch Coal or an employee stock ownership plan or trust established by Arch Coal or any such Subsidiary for the benefit of their employees); provided, however, that

(1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c) (2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d) repurchase shares of, or options to purchase shares of, common stock of Arch Coal or any of its Subsidiaries from current or former officers, directors or employees of Arch Coal or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that: (1) the aggregate amount of such repurchases shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $10.0 million in any calendar year) and (2) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments;

(e) so long as no Default or Event of Default has occurred and is continuing and Arch Western is a limited liability company, make distributions to the ARCO Member (as defined in the LLC Agreement), with respect to any period after June 30, 2010, not to exceed the Tax Amount allocated to such member under the LLC Agreement for such period; provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments;

(f) so long as no Default or Event of Default has occurred and is continuing, make distributions of the Preferred Return (as defined in the LLC Agreement) to the ARCO Member (as defined in the LLC Agreement) pursuant to the LLC Agreement in effect on the Issue Date; provided, however, that such distribution pursuant to this clause (f) shall not exceed $100,000 per year and shall be excluded in the calculation of the amount of Restricted Payments;

(g) pay cash in lieu of fractional Capital Stock pursuant to the exchange or conversion of any exchangeable or convertible securities; provided, however, that such payment shall not be for the purpose of evading the limitation of this covenant (as determined by the Board of Director in good faith); provided further, however, that such payments will be included in the calculation of the amount of Restricted Payments;

(h) repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or other securities convertible into or exchangeable for Capital Stock of Arch Coal to the extent that such Capital Stock represents all or a portion of the exercise price thereof; provided, however, that such repurchase will be excluded in the calculation of the amount of Restricted Payments;

(i) declare and pay dividends to holders of any class or series of Disqualified Stock of Arch Coal or any Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with the covenant described under “— Limitation on Debt”; provided, however, that 50% of such dividends shall be included in the calculation of the amount of Restricted Payments;

(j) declare and pay dividends on Arch Coal’s common stock not to exceed an annual rate of $0.40 per share (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction occurring after the Issue Date so that the aggregate amount of dividends permitted after such transaction is the same as the amount permitted immediately prior to such transaction); provided however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; and

(k) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $50.0 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (a) through (k) above, Arch Coal may, in its sole discretion, classify such Restricted Payment in any manner that complies with this covenant.

Limitation on Liens.

Arch Coal shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes or any Note Guarantee will be secured by such Lien equally and ratably with all other Debt of Arch Coal or any Restricted Subsidiary secured by such Lien for so long as such other Debt is secured by such Lien; provided, however, that if such Debt is expressly subordinated to the Notes or any Note Guarantee, the Lien securing such Debt will be subordinated and junior to the Lien securing the Notes or such Note Guarantee, as the case may be, with the same relative priority as such Debt has with respect to the Notes or such Note Guarantee.

Limitation on Asset Sales.

Arch Coal shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) Arch Coal or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b) at least 75% of the consideration paid to Arch Coal or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents or Additional Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities of Arch Coal or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or the Note Guarantees or liabilities to the extent owed to Arch Coal or any Subsidiary of Arch Coal) that are assumed by the transferee of any Property or Capital Stock, as applicable, to the extent that Arch Coal and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

(ii) any securities, notes or other obligations received by Arch Coal or any such Restricted Subsidiary from such transferee that are converted by Arch Coal or such Restricted Subsidiary into cash within 180 days of receipt (to the extent of the cash received in that conversion).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by Arch Coal or a Restricted Subsidiary to the extent Arch Coal or such Restricted Subsidiary elects (or is required by the terms of any Debt) to:

(a) Repay any secured Debt of the Company or a Restricted Subsidiary (other than Subordinated Obligations), any Debt of a Restricted Subsidiary that is not a Guarantor (other than Debt owed to Arch Coal or another Restricted Subsidiary) or any Debt under the Credit Agreement; or

(b) make a capital expenditure or reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Arch Coal or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale (other than an Asset Sale consisting of all of the Capital Stock of Canyon Fuel or Mountain Coal Company, L.L.C.) not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash (provided that such 365 day period shall be extended with respect to Net Available Cash received by Arch Western or its Restricted Subsidiaries until the consummation of any asset sale prepayment offer required to be made pursuant to the Arch Western Notes Indenture or any agreement governing Permitted Refinancing Debt in respect thereof) or that is not segregated from the general funds of Arch Coal for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds;” provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within twenty-four months from the date of the receipt of such Net Available Cash shall also constitute “Excess Proceeds.” Any Net Available Cash from an Asset Sale consisting of all of the Capital Stock of Canyon Fuel Company, LLC or Mountain Coal Company, L.L.C. not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash shall be segregated from the general funds of Arch Coal and invested in cash or Cash Equivalents pending application in accordance with the preceding paragraph. Subject to the foregoing, Arch Coal or such Restricted Subsidiary may apply the Net Available Cash to temporarily reduce Debt outstanding under a revolving credit facility or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture pending the final application of the Net Available Cash pursuant to this covenant.

When the aggregate amount of Excess Proceeds (including income earned on such Excess Proceeds) exceeds $50.0 million (or earlier at Arch Coal’s option, in which case Excess Proceeds shall be deemed to include any Net Available Cash Arch Coal elects to include in such repurchase offer), Arch Coal will be required to make an offer to repurchase (the “Prepayment Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Notes have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, Arch Coal or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” shall mean the product of:

(a) the Excess Proceeds and (b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of Arch Coal outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring Arch Coal to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

Within five business days after Arch Coal is obligated to make a Prepayment Offer as described in the preceding paragraph, Arch Coal shall send a written notice, by first-class mail, to the Holders of Notes, accompanied by such information regarding Arch Coal and its Subsidiaries as Arch Coal in good faith believes will enable such Holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

Arch Coal will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Arch Coal will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.  Arch Coal shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to Arch Coal or any other Restricted Subsidiary;

(b) make any loans or advances to Arch Coal or any other Restricted Subsidiary; or

(c) transfer any of its Property to Arch Coal or any other Restricted Subsidiary. The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date (including, without limitation, restrictions pursuant to the Arch Western Notes and the Arch Western Notes Indenture, the Arch Coal Senior Notes and the Arch Coal Senior Notes Indenture, the LLC Agreement, the Credit Agreement, the Notes and the Indenture);

(B) relating to Debt of a Restricted Subsidiary of Arch Coal and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Arch Coal; or

(C) that result from any amendment, restatement, renewal, replacement or refinancing of an agreement referred to in clause (1) (A) or (B) above or in clause (2) (A) or (B) below, provided such restrictions are not materially more restrictive, taken as a whole, than those under the agreement evidencing the Debt so Refinanced;

(D) existing under, or by reason of or with respect to applicable law, rule, regulation or order of any governmental authority;

(E) on cash or other deposits or net worth imposed by customers or required by insurance surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(F) relating to Debt of a Receivables Subsidiary or other contractual requirements of a Receivables Subsidiary in connection with a Receivables Facility; provided that such restrictions only apply to such Receivables Subsidiary or the receivables which are subject to the Receivables Facility;

(G) with respect to any Person or the Property of a Person acquired by Arch Coal or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in anticipation of such acquisition, which restriction is not applicable to any Person or the Property of any Person, other than the Person, or the Property of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(H) contained in customary provisions in asset sale agreements limiting the transfer of such Property or distributions or loans from the Property to be sold pending the closing of such sale;

(I) contained in customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interest in, or assets of, such partnership, limited liability company, joint venture or similar Person; and

(J) contained in agreements or instruments governing the Debt of a Restricted Subsidiary; provided that such restrictions contained in any agreement or instrument will not materially affect Arch Coal’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Board of Directors or the senior management of Arch Coal); and

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under “— Limitation on Debt” and “— Limitation on Liens” that limit the right of the debtor to dispose of the Property securing such Debt;

(B) resulting from customary provisions restricting subletting, assignment or transfer of any property or asset that is subject to a lease, license, sub-license or similar contract or customary provisions in other agreements that restrict assignment or transfer of such agreements or rights thereunder; or

(C) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

Limitation on Transactions with Affiliates.  Arch Coal shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Arch Coal (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are not materially less favorable to Arch Coal or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Arch Coal;

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee; provided, however, if there are no disinterested members of the Board of Directors, Arch Coal shall receive a written opinion from an Independent Financial Advisor described in clause (c) below; and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $100.0 million, Arch Coal obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Arch Coal or such Restricted Subsidiary or that such Affiliate Transaction is not materially less favorable to Arch Coal or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Arch Coal.

Notwithstanding the foregoing limitation, Arch Coal or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between Arch Coal and one or more Restricted Subsidiaries, or among Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to the first paragraph of the covenant described under “— Limitation on Restricted Payments” or Permitted Investments (other than pursuant to clause (b), (c), (j) or (k) of such definition);

(c) the payment of compensation (including amounts paid pursuant to employment and related agreements and employee benefit plans) for the personal services of officers, directors and employees of Arch Coal or any of its Restricted Subsidiaries;

(d) loans and advances to employees made in the ordinary course of business permitted by law and consistent with the past practices of Arch Coal or such Restricted Subsidiary;

(e) indemnities of officers, directors and employees of the Company or any Restricted Subsidiary consistent with applicable charter, bylaw or statutory provisions;

(f) agreements in effect on the Issue Date and any modifications, extensions or renewals thereto that are not materially less favorable to Arch Coal or any Restricted Subsidiary than such agreements as in effect on the Issue Date;

(g) pledges of Capital Stock of Unrestricted Subsidiaries for the benefit of lenders to such Unrestricted Subsidiaries; and

(h) any transaction with a Receivables Subsidiary as part of a Receivables Facility and otherwise in compliance with the Indenture that are fair to Arch Coal or its Restricted Subsidiaries or not less favorable to Arch Coal or its Restricted Subsidiaries than those that might be obtained at the time with Persons that are not Affiliates of Arch Coal (as determined in good faith by the Board of Directors).

Limitation on Sale and Leaseback Transactions.  Arch Coal shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) Arch Coal or such Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Debt;” and

(2) create a Lien on such Property securing such Attributable Debt without also securing the Notes or the applicable Note Guarantee pursuant to the covenant described under “— Limitation on Liens;” and

(b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales.”

Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation (which would constitute an Investment in such Subsidiary) would not result in a breach of the covenant described under “— Limitation on Restricted Payments” or otherwise cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Arch Coal and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation as set forth under the definition of “Investment” and will reduce the amount available for Restricted Payments under the first paragraph of the “— Limitation on Restricted Payments” covenant or Permitted Investments, as determined by Arch Coal. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors may also designate any Subsidiary of Arch Coal to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, Arch Coal or any other Restricted Subsidiary and is not required to be a Guarantor pursuant to the Indenture; and

(b) either:

(1) the Subsidiary to be so designated has total assets of $1,000,000 or less; or

(2) such designation is effective immediately upon such entity becoming a Subsidiary of Arch Coal.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Arch Coal will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

In addition, neither Arch Coal nor any of its Restricted Subsidiaries shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary) except for a pledge of the Capital Stock of any Unrestricted Subsidiary for the benefit of such holders.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) Arch Coal could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions; and

(b) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of Arch Coal in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of Arch Coal’s fiscal year, within 90 days after the end of such fiscal year).

Guarantees by Restricted Subsidiaries.  Arch Coal shall not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee or secure the payment of any other Debt of Arch Coal or any other Guarantor unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Note Guarantee of the payment of the Notes by such Restricted Subsidiary; provided that this paragraph shall not be applicable to:

(i) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(ii) any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers’ acceptances or coal sales contracts; or

(iii) Permitted Liens.

If the Guaranteed Debt is a Subordinated Obligation, the Guarantee of such Guaranteed Debt must be subordinated in right of payment to the Note Guarantee to at least the extent that the Guaranteed Debt is subordinated to the Notes or the applicable Note Guarantee.

Merger, Consolidation and Sale of Property

Arch Coal shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary of Arch Coal into Arch Coal) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) Arch Coal is the Surviving Person or the Surviving Person (if other than Arch Coal) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; provided that at any time the Surviving Person is a partnership or a limited liability company, there shall be a co-issuer of the Notes that is a corporation that also satisfies the requirements of this covenant;

(b) the Surviving Person (if other than Arch Coal) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of the Indenture and the Notes;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, at least $1.00 of additional Debt would be able to be Incurred under clause (1) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt;” and

(f) Arch Coal shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

Arch Coal shall not permit any Guarantor to consolidate with or merge with or into any Person or sell, assign, transfer, convey or otherwise dispose of, all or substantially all of its assets, in one or more related transactions, to any Person unless Arch Coal has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that the transaction complies with the following conditions and each of the following conditions is satisfied:

(a) the other Person is Arch Coal or any Wholly Owned Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(b) (1) either (x) the Guarantor shall be the Surviving Person or (y) the entity formed by such consolidation or into which the Guarantor is merged, expressly assumes, by a Guarantee or a supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such surviving Person the due and punctual performance and observance of all the obligations of such Guarantor under the Note Guarantee; and

(2) the Surviving Person, if other than the Guarantor, is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and immediately after giving effect to the transaction and any related Incurrence of Debt of, no Default or Event of Default shall have occurred and be continuing; or

(c) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to another Guarantor) and at the time of such transaction after giving pro forma effect thereto, the provisions of clause (d) of the first paragraph of this covenant would be satisfied, the transaction is otherwise permitted by the Indenture.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Arch Coal under the Indenture (or of the Guarantor under the Note Guarantee, as the case may be), but Arch Coal, in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of Arch Coal as an entirety or virtually as an entirety); or

(b) a lease, shall not be released from any of the obligations or covenants under the Indenture.

Payments for Consents

Arch Coal will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

Notwithstanding that Arch Coal may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Arch Coal shall file with the Commission and provide the Trustee and Holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed with the Commission and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that Arch Coal shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that Arch Coal will be required to provide to the Trustee and the Holders of Notes any such information, documents or reports that are not are so filed.

Events of Default

Events of Default in respect of the Notes include:

(1) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “— Repurchase at the Option of Holders Upon a Change of Control,” “— Certain Covenants — Limitations on Asset Sales” and — Merger, Consolidation and Sale of Property;”

(4) failure to comply with any other covenant or agreement in the Notes, the Indenture or the Note Guarantees (other than a failure that is the subject of the foregoing clause (1), (2) or (3)), and such failure continues for 60 days after written notice is given to Arch Coal as provided below;

(5) a default under any Debt by Arch Coal or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $75.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6) any judgment or judgments for the payment of money in an aggregate amount in excess of $75.0 million (or its foreign currency equivalent at the time) that shall be rendered against Arch Coal or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(7) certain events involving bankruptcy, insolvency or reorganization of Arch Coal, any Guarantor or any other Significant Subsidiary (the “bankruptcy provisions”); and

(8) any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under any Note Guarantee.

A Default under clause (4) is not an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify Arch Coal of the Default and Arch Coal does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

Arch Coal shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action is being taken or proposed to be taken with respect thereto.

If an Event of Default with respect to the Notes (other than an Event of Default resulting from the bankruptcy provisions) shall have occurred and be continuing, the Trustee or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting the bankruptcy provisions shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes because of the Notes because an Event of Default described in clause (5) under the first paragraph above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default or failure to make payment triggering such Event of Default pursuant to clause (5) shall be remedied or cured by Arch Coal or a Restricted Subsidiary or waived by the holders of the relevant Debt within 20 days after the declaration of acceleration of the Notes with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) the registered Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee; and

(c) the Trustee shall not have received from the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

Subject to certain exceptions, Arch Coal and the Trustee with the consent of the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) may amend the Indenture and the Notes or the Note Guarantees and the registered Holders of at least a majority in aggregate principal amount of the Notes outstanding may waive any past default or compliance with any provisions of the Indenture, the Notes or the Note Guarantees (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder of an outstanding

Note). However, without the consent of each Holder of an outstanding Note, no amendment may, among other things,

(1) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(2) reduce the rate of, or extend the time for payment of, interest on any Note;

(3) reduce the principal of, or extend the Stated Maturity of, any Note;

(4) make any Note payable in money other than that stated in the Note;

(5) impair the right of any Holder of the Notes to receive payment of principal of, premium, if any, and interest, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(6) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under “— Optional Redemption;”

(7) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

(8) at any time after Arch Coal is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto;

(9) modify or change any provision of the Indenture affecting the ranking of the Notes or the Note Guarantees in a manner adverse to the Holders of the Notes; or

(10) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture other than in accordance with the provisions of the Indenture, or amend or modify any provision relating to such release.

The Indenture and the Notes may be amended by Arch and the Trustee without the consent of any Holder of the Notes to:

(a) cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any Holder of the Notes;

(b) provide for the assumption by a Surviving Person of the obligations of Arch Coal under the Indenture;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163 (f) (2) (B) of the Code);

(d) add Note Guarantees with respect to the Notes or confirm and evidence the release, termination or discharge of any security or Note Guarantee when such release, termination or discharge is permitted by the Indenture;

(e) secure the Notes, add to the covenants of Arch Coal and the Restricted Subsidiaries for the benefit of the Holders of the Notes or surrender any right or power conferred upon Arch Coal;

(f) make any change that does not adversely affect the rights of any Holder of the Notes;

(g) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or

(h) provide for the issuance of Additional Notes in accordance with the Indenture.

The consent of the Holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, Arch Coal is required to mail to each registered Holder of the Notes at such

Holder’s address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

Arch Coal at any time may terminate all of its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Arch Coal at any time may terminate:

(1) its obligations under the covenants described under “— Repurchase at the Option of Holders Upon a Change of Control” and “— Certain Covenants;”

(2) the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries described under “— Events of Default” above; and

(3) the limitations contained in clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

Arch Coal may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If Arch Coal exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Arch Coal exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “— Certain Covenants”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “— Events of Default” above or because of the failure to comply with clause (e) under the first paragraph of “— Merger, Consolidation and Sale of Property” above.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) Arch Coal irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be;

(b) Arch Coal delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made, and during the 123-day period, no Default described in clause (7) under “— Events of Default” occurs with respect to Arch Coal or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on Arch Coal or any of its Restricted Subsidiaries;

(f) Arch Coal delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, Arch Coal delivers to the Trustee an Opinion of Counsel stating that:

(1) Arch Coal has received from the Internal Revenue Service a ruling, or

(2) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, Arch Coal delivers to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i) Arch Coal delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Arch Coal) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation are to be called for redemption within one year and an irrevocable notice of redemption with respect thereto has been deposited with the Trustee or will become due and payable within one year and Arch Coal or a Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Arch Coal or any Guarantor is a party or by which Arch Coal or any Guarantor is bound;

(3) Arch Coal or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Arch Coal has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Arch Coal must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

The Indenture and the Notes are governed by the internal laws of the State of New York.

The Trustee

U.S. Bank National Association is the Trustee under the Indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalent and securities) to be owned by Arch Coal or any of its Restricted Subsidiaries and used in a Permitted Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Arch Coal or another Restricted Subsidiary from any Person other than Arch Coal or an Affiliate of Arch Coal; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b) any other Person who is a director or officer of:

(1) such specified Person;

(2) any Subsidiary of such specified Person; or

(3) any Person described in clause (a) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Transactions with Affiliates” and “Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Arch Coal or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Premium” means with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note on such redemption date; and

(2) the excess, if any, of (i) the present value at such redemption date of (A) the redemption price of such Note at October 1, 2015 (each such redemption price being set forth in the applicable table appearing above under the caption “— Optional Redemption”), plus (B) all required interest payments due on such Note through October 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (ii) the principal amount of such Note.

“Arch Coal Notes” means all existing and future unsubordinated demand promissory notes issued by Arch Coal to Arch Western as consideration for loans and advances made by Arch Western to Arch Coal or any of its Affiliates (other than Arch Western or a Restricted Subsidiary of Arch Western) required to be issued and pledged for the benefit of the holders of the Arch Western Notes and any Permitted Refinancing Debt Incurred in respect thereof.

“Arch Coal Senior Notes” means the $600.0 million aggregate principal amount of 8 3/4% Senior Notes due 2016 issued on July 31, 2009 by Arch Coal pursuant to the Arch Coal Senior Notes Indenture.

“Arch Coal Senior Notes Indenture” means the Indenture dated as of July 31, 2009 by and among Arch Coal, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which the Arch Coal Senior Notes were issued, as amended or supplemented to the Issue Date.

“Arch Western” means Arch Western Resources LLC and any successor thereto.

“Arch Western Notes” means the 6 3/4% Senior Notes due 2013 issued by Arch Western Finance, LLC issued pursuant to the Arch Western Notes Indenture originally issued in the principal aggregate amount of $950.0 million, until such notes are repaid or otherwise repurchased by Arch Coal or its Restricted Subsidiaries.

“Arch Western Notes Indenture” means the Indenture dated as of June 25, 2003 by and among Arch Western Finance, LLC, Arch Coal, Inc., Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company L.L.C., Thunder Basin Coal Company L.L.C., and The Bank of New York, as trustee, pursuant to which the Arch Western Notes were issued, as amended or supplemented to the Issue Date.

“Arch Coal Senior Notes Registration Rights Agreement” means the Registration Rights Agreement dated as of July 31, 2009 by and among Arch Coal, the subsidiary guarantors named therein and the initial purchasers of the Arch Coal Senior Notes.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Arch Coal or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares); or

(b) any other Property of Arch Coal or any of its Restricted Subsidiaries outside of the ordinary course of business of Arch Coal or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

(1) any disposition by a Restricted Subsidiary to Arch Coal or by Arch Coal or its Restricted Subsidiary to a Restricted Subsidiary;

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments;”

(3) any disposition effected in compliance with the first paragraph of the covenant described under “— Merger, Consolidation and Sale of Property;”

(4) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $50.0 million;

(5) a disposition of Cash Equivalents;

(6) a disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a disposition of any property or equipment that has become damaged, worn out or obsolete;

(8) any disposition of accounts receivable and related assets or an interest therein pursuant to a Receivables Facility;

(9) the creation or perfection of a Lien not prohibited by the Indenture (but not the sale or other disposition of any asset subject to such Lien);

(10) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11) the sale or other disposition (whether or not in the ordinary course of business) of coal properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations;” and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

(2) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Board of Directors” means the board of directors of Arch Coal.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or limited liability company interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate proceeds, including cash and the Fair Market Value of Property other than cash, received by Arch Coal from the issuance or sale (other than to a Subsidiary of Arch Coal or an employee stock ownership plan or trust established by Arch Coal or any such Subsidiary for the benefit of their employees) by Arch Coal of its Capital Stock (other than Disqualified Stock) or from a contribution to its common equity capital, in each case after the Issue Date, and net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale or contribution, as the case may be, and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated “A-3” or “A−” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Arch Coal) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-l” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option; provided that:

(1) the long-term debt of such state is rated “A-3” or “A−” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) such obligations mature within 180 days of the date of acquisition thereof; and

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clause (a) through (e) of this definition.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Arch Coal (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Arch Coal and its Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary of Arch Coal), shall have occurred; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of Arch Coal, was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office; or

(d) the adoption of any plan of liquidation or dissolution of Arch Coal.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of Arch Coal and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between Arch Coal and any Restricted Subsidiary or between Restricted Subsidiaries; and

(b) all current maturities of long-term Debt.

“Consolidated Interest Coverage Ratio” of a Person means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA of such Person for the most recent four consecutive fiscal quarters for which internal financial statements are available to

(b) Consolidated Interest Expense of such Person for such four fiscal quarters;

provided, however, that:

(1) if

(A) since the beginning of such period such Person or any Restricted Subsidiary of such Person has Incurred any Debt that remains outstanding or Repaid any Debt or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if such Person or such Restricted Subsidiary of such Person had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period such Person or any Restricted Subsidiary of such Person shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary of such Person (or any Person which becomes a Restricted Subsidiary of such Person) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

(C) since the beginning of such period any other Person (that subsequently became a Restricted Subsidiary of such Person or was merged with or into such Person or any Restricted Subsidiary of such Person since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary of such Person is sold during the period, such Person shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Interest Expense” of a Person means, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by such Person or its Restricted Subsidiaries,

(a) interest expense attributable to Capital Lease Obligations;

(b) amortization of debt discount and debt issuance cost, including commitment fees;

(c) capitalized interest;

(d) non-cash interest expense;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(f) net costs associated with Interest Rate Agreements (including amortization of fees);

(g) Disqualified Stock Dividends;

(h) Preferred Stock Dividends;

(i) interest Incurred in connection with Investments in discontinued operations;

(j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by such Person or any of its Restricted Subsidiaries; and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” of a Person means, for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any other Person (other than such Person) if such other Person is not a Restricted Subsidiary, except that:

(1) (subject to the exclusion contained in clause (c) below, equity of such Person and its consolidated Restricted Subsidiaries in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such other Person during such period to such Person or its Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below), and

(2) the equity of such Person and its consolidated Restricted Subsidiaries in a net loss of any other Person for such period shall be included in determining such Consolidated Net Income to the extent such Person or any Restricted Subsidiary of such Person has actually contributed, lent or transferred cash to such other Person;

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to such Person, except that:

(1) subject to the exclusion contained in clause (c) below, the equity of such Person and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that is or could be dividend or distributed or otherwise paid (including through making loans and repaying Debt) by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

(2) the equity of such Person and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(c) any gain or loss realized upon the sale or other disposition of any Property of such Person or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(d) any extraordinary gain or loss;

(e) the cumulative effect of a change in accounting principles; and

(f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of such Person or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of such Person (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to such Person or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Arch Coal and its consolidated Restricted Subsidiaries, less any amounts attributable to non-Wholly Owned Restricted Subsidiaries that are not consolidated with Arch Coal and plus the portion of the consolidated net tangible assets of a non-Wholly Owned Restricted Subsidiary that is not consolidated with Arch Coal equal to the percentage of its outstanding Capital Stock owned by Arch Coal and its Restricted Subsidiaries, as of the end of the most recent fiscal quarter for which internal financial statements are available as the total assets (determined on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to such date of determination), and less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of Arch Coal and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of Arch Coal immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; and

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 22, 2004, by and among Arch Coal, PNC Bank, National Association, as Administrative Agent and the other lenders named therein providing for up to $860.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding in-kind obligations of such Person relating to net coal balancing positions or bookouts and trade accounts payable, in either case arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (f), (g) or (h) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock of a Person or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Arch Coal to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “— Certain Covenants — Limitation on Asset Sales” and “— Repurchase at the Option of Holders Upon Change of Control” covenants described herein and (ii) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Arch Coal’s repurchase of such Notes as are required to be repurchased pursuant to “— Certain Covenants — Limitation on Asset Sales” and “— Repurchase at the Option of Holders Upon a Change of Control.”

“Disqualified Stock Dividends” of a Person means all dividends (other than dividends paid in Capital Stock (except Disqualified Stock) of Arch Coal) with respect to Disqualified Stock of such Person held by Persons other than a Wholly Owned Restricted Subsidiary of such Person. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

“EBITDA” of a Person means, for any period, an amount equal to, for such Person and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss;

(2) Consolidated Interest Expense;

(3) depreciation and depletion;

(4) amortization of intangibles;

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period);

(6) accruals of Postretirement Medical Liabilities, as defined by GAAP, net of cash payments for such Postretirement Medical Liabilities;

(7) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods, net of cash payments for such asset retirement obligations;

(8) the amount of any unusual or non-recurring losses or charges (or minus any unusual or non-recurring gains), including without limitation, restructuring charges such as retention, severance, systems establishment costs or excess pension, OPEB, black lung settlement, curtailment or other excess charges and fees, expenses or charges related to any offering of Capital Stock or Debt of such Person permitted to be Incurred;

(9) any net loss (or minus any net gain) attributable to the early extinguishment of Debt, including, without limitation, any premiums or similar charges related to any Debt Refinancing; and

(10) to the extent not included in (1) through (9) above, the portion of any of the items described in (1) through (9) above of a non-Wholly Owned Restricted Subsidiary that is not consolidated with such Person equal to the percentage of the outstanding common Capital Stock of the non-Wholly Owned Restricted Subsidiary owned by such Person and its Restricted Subsidiaries, minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or distributed or otherwise paid (including through making loans and repaying debt) to such Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or members.

“Event of Default” has the meaning set forth under “— Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the notes issued in exchange for Arch Coal Senior Notes pursuant to an exchange offer effected pursuant to the terms of the Arch Coal Senior Notes Registration Rights Agreement.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer; or

(b) if such Property has a Fair Market Value in excess of $5.0 million, by at least a majority of the disinterested members of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

“Foreign Subsidiary” means any Subsidiary of Arch Coal that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth in:

(a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board;

(b) the statements and pronouncements of the Financial Accounting Standards Board;

(c) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission;

provided that GAAP shall not give effect to FASB No. APB 14-1.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business; or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Subsidiary of Arch Coal that has issued a Guarantee in favor of the Notes.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “— Certain Covenants — Limitation on Debt,” amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an accounting, appraisal, engineering or banking firm of national standing, provided that such firm or appraiser is not an Affiliate of Arch Coal.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” the term “Investment” shall include the portion (proportionate to Arch Coal’s or a Restricted Subsidiary’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Arch Coal at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Arch Coal shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) Arch Coal’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to Arch Coal’s or a Restricted Subsidiary’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB− (or the equivalent) by S&P.

“Issue Date” means the date on which the Notes are initially issued.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“LLC Agreement” means the Limited Liability Company Agreement of Arch Western Resources LLC dated as of June 1, 1998 between Arch Western Acquisition Corporation and Delta Housing, Inc.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by Arch Coal or any Restricted Subsidiary after such Asset Sale.

“Note Guarantees” means a Guarantee by a Guarantor of all of Arch Coal’s obligations with respect to the Notes.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Senior Vice President of Arch Coal.

“Officers’ Certificate” means a certificate signed by two Officers, at least one of whom shall be the principal executive officer or principal financial officer, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Arch Coal or the Trustee.

“Permitted Business” means the business conducted by Arch Coal on the Issue Date, any business that is related, ancillary or complementary to the businesses of Arch Coal and its Restricted Subsidiaries on the Issue Date and any business of a nature that is or shall have become (i) related to the extraction, processing, storage, distribution or use of fuels or minerals, including, without limitation, coal gasification, coal liquefaction, natural gas, liquefied natural gas, coalbed or coal mine methane gas and bitumen from tar sands, as well as the production of electricity or other sources of power, such as coal-or natural gas-fueled power generation facilities, wind, solar or hydroelectric power generation facilities or similar activities or (ii) customary in the coal production industry.

“Permitted Investment” means any Investment by Arch Coal or any Restricted Subsidiary in:

(a) Arch Coal or any Restricted Subsidiary;

(b) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, Arch Coal or its Restricted Subsidiary, provided that such Person’s primary business is a Permitted Business;

(d) Cash Equivalents;

(e) receivables owing to Arch Coal or its Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Arch Coal or such Restricted Subsidiary deems reasonable under the circumstances;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business permitted by law of Arch Coal or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $5.0 million in the aggregate at any one time outstanding;

(h) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to Arch Coal or a Restricted Subsidiary or in satisfaction of judgments;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales” or any non-cash consideration received in connection with a disposition of Property excluded from the definition of Asset Sale;

(j) Investments in an aggregate amount, together with all other Investments made pursuant to this clause (j), not to exceed 10.0% of Consolidated Net Tangible Assets (with the Fair Market Value being measured at the time made and without giving effect to subsequent changes in value and net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause);

(k) other Investments made for Fair Market Value that do not exceed $100.0 million in the aggregate outstanding at any one time (with the Fair Market Value being measured at the time made and without giving effect to subsequent changes in value);

(l) Hedging Obligations that constitute Permitted Debt;

(m) Investments in connection with a Receivables Facility and

(n) Investments in Permitted Joint Ventures in an aggregate amount, together with all other Investments made pursuant to this clause (n) not to exceed 5.0% of Consolidated Net Tangible Assets (with the Fair Market Value being measured at the time made and without giving effect to subsequent changes in value and net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Joint Ventures” means any agreement, contract or other arrangement between Arch Coal or any Restricted Subsidiary and any Person engaged principally in a Permitted Business that permits one party to share risks or costs, comply with regulatory requirements or satisfy other business objectives customarily achieved through the conduct of such Permitted Business jointly with third parties.

“Permitted Liens” means:

(a) Liens to secure Debt under Credit Facilities (including Guarantees thereof) in an aggregate amount at any one time outstanding not to exceed the amount of Debt permitted to be Incurred under clause (a) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”;

(b) Liens to secure Debt permitted to be Incurred under clause (d) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” and other purchase money Liens to finance Property of Arch Coal or any of its Restricted Subsidiaries; provided that any such Lien may not extend to any Property of Arch Coal or any Restricted Subsidiary, other than the Property acquired, constructed or leased and any improvements or accessions to such Property (including, in the case of the acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary, Liens on the Property of the Person whose Capital Stock was acquired);

(c) Liens for taxes, assessments or governmental charges or levies on the Property of Arch Coal or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of Arch Coal or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e) Liens on the Property of Arch Coal or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Arch Coal and the Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time Arch Coal or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into Arch Coal or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Arch Coal or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Arch Coal or any Restricted Subsidiary;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Arch Coal or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by Arch Coal or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Arch Coal or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of Arch Coal, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above or (k) through (t) below;

(k) Liens on the Property of Arch Coal or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by Arch Coal or such Restricted Subsidiary in connection with such Refinancing;

(l) Liens on the Arch Coal Notes to secure the Arch Western Notes and any Permitted Refinancing Debt Incurred in respect thereof;

(m) Liens on Property used to defease or to satisfy and discharge Debt; provided that (a) the Incurrence of such Debt was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(n) Liens in favor of Arch Coal or any Restricted Subsidiary;

(o) judgment Liens not giving rise to an Event of Default, that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been made;

(p) Liens on accounts receivable and related assets in connection with a Receivables Facility;

(q) rights of banks to set off deposits against debts owed to said bank;

(r) contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of Arch Coal or any of its Restricted Subsidiaries;

(s) Liens on Capital Stock of an Unrestricted Subsidiary that secure Debt or other obligations of such Unrestricted Subsidiary; and

(t) Liens not otherwise permitted by clauses (a) through (s) above encumbering Property having an aggregate Fair Market Value not in excess of 10.0% of Consolidated Net Tangible Assets.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced; and

(c) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary of Arch Coal that is not a Guarantor that Refinances Debt of Arch Coal or a Guarantor, or

(y) Debt of Arch Coal or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” of a Person means all dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person (other than dividends paid in Capital Stock (except Disqualified Stock) of Arch Coal) held by Persons other than such Person or a Wholly Owned Restricted Subsidiary of such Person. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of Arch Coal, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of Arch Coal, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an underwritten public offering of common Capital Stock (other than Disqualified Stock) of Arch Coal pursuant to an effective registration statement under the Securities Act.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; and

(b) Incurred to finance the acquisition, construction or lease by Arch Coal or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by Arch Coal or such Restricted Subsidiary.

“Rating Agencies” means Moody’s and S&P.

“Receivables Facility” means one or more receivables financing facilities or arrangements, as amended or modified from time to time, pursuant to which Arch Coal or any Subsidiary sells (including a sale in exchange for a promissory note or Capital Stock of a Receivables Subsidiary) its accounts receivable to a Receivables Subsidiary or a Receivables Subsidiary sells accounts receivables to any other Person; provided such transaction is on market terms at the time Arch Coal or such Subsidiary enters into such transaction.

“Receivables Subsidiary” means a Subsidiary of Arch Coal which engages in no activities other than those reasonably related to or in connection with the entering into of receivables securitization transactions and which is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and;

(1) no portion of the Debt or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by Arch Coal or any Restricted Subsidiary (excluding Guarantees (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates Arch Coal or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any Property of Arch Coal or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither Arch Coal nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Arch Coal or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Arch Coal, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(3) to which neither Arch Coal nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of a Subsidiary as a Receivable Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales” and the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid, on or with respect to any shares of Capital Stock of Arch Coal or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into Arch Coal or any Restricted Subsidiary), except for any dividend or distribution that is (i) made solely to Arch Coal or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders or members of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Arch Coal or a Restricted Subsidiary of dividends or distributions equal to or greater in value than it would receive on a pro rata basis); or (ii) payable solely in shares of Capital Stock (other than Disqualified Stock) of Arch Coal;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Arch Coal (other than from Arch Coal or a Restricted Subsidiary);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (i) Debt permitted under clause (e) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt” or (ii) the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than Arch Coal or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by Arch Coal and the other Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of Arch Coal other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Arch Coal or a Restricted Subsidiary transfers such Property to another Person and Arch Coal or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Arch Coal within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Arch Coal or any Restricted Subsidiary that are reasonably customary in receivables financing facilities, including, without limitation, servicing of the obligations thereunder.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Debt of Arch Coal or a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the Note Guarantees pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under “— Merger, Consolidation and Sale of Property,” a Person to whom all or substantially all of the Property of Arch Coal or a Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Tax Amount” means the portion of the Hypothetical Income Tax Amount (as defined in the LLC Agreement as in effect on the Issue Date) allocated to the members of Arch Western, other than Arch Coal or any of its Affiliates.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2015; provided, however, that if the period from the redemption date to October 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of Arch Coal that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto;

(b) Jacobs Ranch Holdings I LLC, a Delaware limited liability company, Jacobs Ranch II LLC, a Delaware limited liability company, and Jacobs Ranch Coal LLC, a Delaware limited liability company; and

(c) any Subsidiary of an Unrestricted Subsidiary.

After the termination of the covenants upon the Notes obtaining Investment Grade Ratings, all Unrestricted Subsidiaries shall be Restricted Subsidiaries.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” of a Person means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by such Person and its other Wholly Owned Subsidiaries.

Book-Entry System

Global Notes

Arch Coal will issue the Notes in the form of one or more Global Notes in definitive, fully registered, book-entry form (“Global Notes”). The Global Notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the Global Notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

Arch Coal has provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience and make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of Arch Coal, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Arch Coal understands that:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.)

•	Access to the DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

Arch Coal understands that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Arch Coal understands that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Arch Coal understands that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

Arch Coal expects that under procedures established by DTC:

•	upon deposit of the Global Notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the Global Notes; and

•	ownership of beneficial interests in a Global Note will be shown on, and the transfers of ownership will be effected only through, records maintained by DTC (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners).

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by that Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a Global Note.

Neither Arch Coal nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Arch Coal expects that DTC or its nominee, upon receipt of any payment on the Notes represented by a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown in the records of DTC or its nominee. Arch Coal also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a

Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

Arch Coal will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a Global Note upon surrender by DTC of the Global Note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act, and Arch Coal has not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	Arch Coal determines not to have the Notes represented by a Global Note.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The following general discussion summarizes certain material U.S. federal income tax aspects of the acquisition, ownership and disposition of the notes that may be relevant to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the notes by a prospective investor in light of his or her or its own personal circumstances. This discussion is limited to persons who are beneficial owners of the notes, who acquired the notes upon their original issuance at their issue price, which will equal the first price at which a substantial amount of the notes is sold for money (not including sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who will hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, banks, thrifts, insurance companies, taxpayers holding the notes through a partnership or similar pass-through entity or as part of a “straddle,” “hedge” or “conversion transaction,” certain U.S. expatriates or other former long-term residents of the United States or taxpayers that have a “functional currency” other than the U.S. dollar). We will treat the notes as indebtedness for U.S. federal income tax purposes, and the balance of the discussion is based on the assumption that such treatment will be respected. We have not obtained a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel regarding the tax treatment of the notes.

If a partnership (including for this purpose an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of the notes.

If we elect to redeem the notes, we may be required to pay an amount equal to the Applicable Premium in connection with such redemption. See “Description of Notes — Optional Redemption.” If we are required to repurchase the notes upon the occurrence of a Change of Control, we must pay a 1% premium to each redeemed holder who requires us to redeem its notes. See “Description of Notes — Repurchase at the Option of Holders Upon a Change of Control.” The obligation to pay these premiums may implicate provisions of the Treasury regulations relating to contingent payment debt instruments (“CPDIs”). One or more contingencies generally will not cause the notes to be treated as CPDIs if, as of the issue date, each such contingency is considered remote or incidental or, in certain circumstances, it is significantly more likely that none of the contingencies will arise. We intend to take the position that the possibility, as of the date the notes are issued, of the payment of such premiums does not result in the notes being treated as CPDIs under the applicable Treasury regulations. Our determination is binding on you unless you disclose your contrary position to the IRS in the manner that is required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS which could challenge this position. If such challenge were successful, a U.S. Holder likely would be required to accrue income on the notes in excess of stated interest, and would be required to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes are not treated as CPDIs.

This discussion of certain material U.S. federal income tax considerations is for general information only and is not tax advice. Prospective holders are urged to consult their own tax advisors regarding the U.S. federal, state, local, foreign and other tax considerations of the acquisition, ownership and disposition of the notes.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences to a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation on a net income basis regardless of its source; or

•	a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes (each a “U.S. Holder”).

Stated Interest

The stated interest on the notes will be treated as “qualified stated interest” and will be included in income by a U.S. Holder as paid or accrued in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the disposition of a note by sale, exchange or redemption, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued interest not yet taken into income which will be taxed as ordinary income, and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder, less any principal payments received by such holder.

Any gain generally will constitute capital gain and will be long-term capital gain if the U.S. Holder has held the note for longer than 12 months. Long-term capital gain, in the case of non-corporate taxpayers, is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Information Reporting and Withholding

Under the Code, U.S. Holders may be subject, under certain circumstances, to information reporting and “backup withholding” at a rate of 28% with respect to cash payments in respect of principal, interest, and the gross proceeds from dispositions of the notes. Backup withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences to a holder of a note that is a beneficial owner of a note and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder (a “Non-U.S. Holder”).

For purposes of the discussion below, interest and gain on the sale, exchange, redemption or other disposition of the notes will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the conduct of a U.S. trade or business; and

•	in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest

Generally, stated interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, stated interest on the notes will qualify as portfolio interest if the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

•	certifies, under penalties of perjury, that such holder is not a U.S. person and provides such holder’s name and address (which certification may be made on IRS Form W-8BEN or other applicable form).

The gross amount of payments of interest that does not qualify for the portfolio interest exception and that is not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at a regular graduated U.S. tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable Treasury regulations for payments through qualified intermediaries.

Sale, Exchange or Redemption of the Notes

Subject to the discussions below concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is U.S. trade or business income; or

•	subject to certain exceptions, the Non-U.S. Holder is an individual who holds the notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

Upon a sale, exchange or redemption of a note, no U.S. federal tax withholding will apply to accrued and unpaid interest to the extent that such interest qualifies as portfolio interest as described above under the heading “— Interest.” If the accrued and unpaid interest does not so qualify, U.S. federal withholding tax generally should apply in the manner described above under the heading “— Interest,” unless such accrued but unpaid interest is U.S. trade or business income taxed at graduated rates.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non- U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest, described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Recent Legislation

Under the Health Care and Education Reconciliation Act of 2010, a 3.8% tax may apply to interest income or gain recognized by certain holders, including individuals (other than nonresident individuals), estates and trusts, during taxable years beginning on or after January 1, 2013. Investors should consult their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Principal Amount
Name	of Notes

Banc of America Securities LLC	$135,000,000
Citigroup Global Markets Inc.	100,000,000
Morgan Stanley & Co. Incorporated	100,000,000
J.P. Morgan Securities Inc.	35,000,000
PNC Capital Markets LLC	25,000,000
BMO Capital Markets Corp.	11,250,000
Credit Agricole Securities (USA) Inc.	11,250,000
RBS Securities Inc.	11,250,000
U.S. Bancorp Investments, Inc.	11,250,000
Barclays Capital Inc.	7,500,000
FBR Capital Markets & Co.	7,500,000
Raymond James & Associates, Inc.	7,500,000
Simmons & Company International	7,500,000
Stifel, Nicolaus & Company, Incorporated	7,500,000
UBS Securities LLC	7,500,000
Mitsubishi UFJ Securities (USA), Inc.	3,750,000
Morgan Keegan & Company, Inc.	3,750,000
Natixis Bleichroeder LLC	3,750,000
Santander Investment Securities Inc.	3,750,000

Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about August 9, 2010, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 60 days after the date of this offering memorandum, without first obtaining the prior written consent of Banc of America Securities LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

As of the date of this prospectus, certain of the underwriters or their affiliates are lenders and/or agents under our credit agreement, letters of credit and accounts receivable securitization and commercial paper programs. Certain of the underwriters or their affiliates may be holders of Arch Western notes being repurchased or redeemed and may receive a portion of the net proceeds of this offering. Also, certain of the underwriters will receive a structuring fee of 0.25% of the principal amount of notes sold. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Robert G. Jones, Esq., our Senior Vice President-Law, General Counsel and Secretary. The validity of the notes and certain legal matters in connection with this offering will be passed upon for us by K&L Gates LLP, Pittsburgh, Pennsylvania. The underwriters have been represented by Shearman & Sterling LLP, New York, New York. Mr. Jones is paid a salary by us, is a participant in various employee benefit plans offered by us to our employees generally and owns and has options to purchase shares of our common stock.

EXPERTS

The consolidated financial statements of Arch Coal, Inc. appearing in Arch Coal, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information appearing in, and incorporated by reference in, this prospectus supplement and the accompanying prospectus concerning our estimates of proven and probable coal reserves at December 31, 2009 were prepared by Weir International, Inc., an independent mining and geological consultant.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information, and Arch Coal files electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

We are “incorporating by reference” into this prospectus supplement the information we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Our Current Reports on Form 8-K dated March 23, April 27 and July 22, 2010; and

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended, as filed on March 22, 2010.

Any statement or information contained in those documents shall be deemed to be modified or superseded to the extent a statement or information included in this prospectus supplement modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Any future filings made by us with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the termination of the offering of the notes will also be deemed to be incorporated by reference into this prospectus supplement and to be part of this prospectus supplement from their dates of filing. Other than as expressly stated in this paragraph, none of our reports, proxy statements and other information filed, or that we may file, with the SEC is incorporated by reference herein.

While any notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to us at:

Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
Attention: Vice President-Government, Investor and Public Affairs
(314) 994-270

Debt Securities
Warrants
Purchase Contracts
Units

Preferred Stock
Depositary Shares
Common Stock
Guarantees of Debt Securities

Arch Coal, Inc. from time to time may offer to sell, in one or more series, senior or subordinated debt securities, warrants, purchase contracts, units, preferred stock, depositary shares and common stock, or any combination of these securities. The debt securities, warrants, purchase contracts and preferred stock may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities or debt or equity securities of one or more other entities. Certain of our direct and indirect subsidiaries named in this prospectus under “Description of Debt Securities — Debt Guarantees” (collectively referred to herein as the “Subsidiary Guarantors”) may guarantee the debt securities of Arch Coal, Inc.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “ACI.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed or where we have made an application for listing in one or more supplements to this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus or in one or more reports which we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis. If any offering involves underwriters, dealers or agents, arrangements with them will be described in a prospectus supplement relating to that offering.

We urge you to carefully read the information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should consider before deciding to invest in any securities offered by this prospectus, including the information under “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2010.

About this Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), using an automatic shelf registration process. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus does not contain all of the information in that registration statement. For further information about our business and the securities that may be offered under this prospectus, you should refer to the registration statement and its exhibits. The exhibits to the registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these contracts and documents. These summaries are qualified in all respects by reference to all of the provisions contained in the applicable contract or document. The registration statement and its exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus and, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus and any applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Where You Can Find More Information

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Arch Coal. The SEC’s Internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and its reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.archcoal.com. The information on our Internet site is not part of this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” in this prospectus the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus from the date we file that document, except to the extent updated and superseded by information contained either in this prospectus or an applicable prospectus supplement or in a later dated document incorporated by reference in this prospectus. Some information that we will file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference into this prospectus the following documents or information that we have filed with the SEC and any filing that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, including such documents filed with the SEC by us after the date of this prospectus and prior to the time we sell all of the securities covered by this prospectus, except as noted below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Our Current Reports on Form 8-K dated March 23, April 27 and July 22, 2010;

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, as filed on March 22, 2010; and

•	The description of our common stock in our registration statement on Form 8-B filed with the SEC on June 17, 1997, including any amendments or reports filed for the purpose of updating such description.

Pursuant to General Instruction B of Form 8-K, any information furnished under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information we furnish under Item 2.01 or Item 7.01 of Form 8-K. We are not incorporating by reference any information we furnish under Item 2.01 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933 or the Exchange Act or into this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those provisions are qualified in all respects by reference to all of the provisions of that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. For a more complete understanding and description of each such contract or other document, we urge you to read the documents contained in the exhibits to the registration statement of which this prospectus is a part.

We will provide without charge, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: Arch Coal, Inc., Attention: Vice President-Government, Investor and Public Affairs, One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, telephone number: (314) 994-2700. You also may review a copy of the registration statement of which this prospectus is a part and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not prohibited. You should assume that the information appearing in this prospectus is accurate as of the date hereof only.

Risk Factors

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2010, which are incorporated by reference in this prospectus, as updated by our quarterly reports on Form 10-Q, our current reports on Form 8-K or other filings we make with the SEC, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated by reference in this prospectus. The risks and uncertainties that we discuss in any document incorporated by reference in this prospectus are those that we believed as of the date of the document may materially affect our company. Additional risks and uncertainties not then known to us or that we then believed to be immaterial also may materially and adversely affect our business, financial condition and results of operations.

Forward-Looking Statements

This prospectus, information incorporated by reference in this prospectus and any applicable prospectus supplement may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events and expectations and can be identified by the use of predictive, future-tense or forward-looking terminology, such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “projects,” “should,” “will,” “will likely result” or other similar expressions. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning industry growth or other trend projections, anticipated financial results or operating performance and statements regarding our strategies, objectives, goals, targets, outlook and business and financial prospects. Forward-looking statements are subject to a number of risks, uncertainties and other factors and are not guarantees of future performance. Actual results, performance or outcomes may differ materially from those expressed in or implied by those forward-looking statements. Accordingly, you should not place undue reliance on such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

For information on some of the factors that could cause actual results to differ materially from those in forward-looking statements, see the section entitled “Risk Factors” in this prospectus.

Use of Proceeds

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities or in a report which we file with the SEC under the Exchange Act, which we refer to as an Exchange Act Report. Our general corporate purposes include, but are not limited to, working capital, capital expenditures, investments in or loans to our subsidiaries or joint ventures, repayment, redemption or refinancing of debt, redemption or repurchase of our outstanding securities, funding of possible acquisitions and satisfaction of other obligations. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment-grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to the offering or in an Exchange Act Report.

Description of Debt Securities

The following is a general description of the debt securities that we may offer from time to time under this prospectus. The particular terms of the debt securities offered under this prospectus and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement or in an Exchange Act Report. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture between us and a trustee. We will issue the subordinated debt securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee.

Any debt securities issued by us may be guaranteed by one or more of the Subsidiary Guarantors.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as a holder of the applicable debt securities. See the information under the heading “Where You Can Find More Information” for information on how to obtain a copy of the appropriate indenture. The following description also is subject to and qualified by reference to the description of the particular terms of the debt securities and the relevant indenture described in the related prospectus supplement, including definitions used in the relevant indenture. The particular terms of the debt securities that we may offer under this prospectus and the relevant indenture may vary from the terms described below.

General

The senior debt securities will be unsubordinated obligations, will rank equally with all other unsubordinated debt obligations of ours and, unless otherwise indicated in the related prospectus supplement or in an Exchange Act Report, will be unsecured. The subordinated debt securities will be subordinate in right of payment to senior debt securities. A description of the subordinated debt securities is provided below under “— Subordinated Debt Securities.” The specific terms of any subordinated debt securities will be provided in the related prospectus supplement or in an Exchange Act Report. For a complete understanding of the provisions pertaining to the subordinated debt securities, you should refer to the form of subordinated indenture attached as an exhibit to the Registration Statement of which this prospectus is a part.

Our primary sources of payment for our payment obligations under the debt securities will be revenues from our operations and investments and cash distributions from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on debt securities issued by us or to make funds available to us. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indentures do not restrict our subsidiaries from entering into agreements that prohibit or limit their ability to pay dividends or make other payments or advances to us.

To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all our subsidiaries’ liabilities, including their trade payables. This means that our subsidiaries may be required to pay all of their creditors in full before their assets are available to us. Even if we are recognized as a creditor of our subsidiaries, our claims would be effectively subordinated to any security interests in their assets and also could be subordinated to some or all other claims on their assets and earnings.

In addition to the debt securities that we may offer pursuant to this prospectus, we may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under other indentures or documentation that are not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more issues of debt securities offered pursuant to this prospectus.

Terms

The indentures will not limit the principal amount of debt, including unsecured debt, or other securities that we or our subsidiaries may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The debt securities of any series may be issued in definitive form or, if provided in the related prospectus supplement or in an Exchange Act Report, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each Debt Security represented by a global security is referred to as a “Book-Entry Security.”

Debt securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the related prospectus supplement or in an Exchange Act Report, debt securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the related prospectus supplement or Exchange Act Report for the specific terms of the debt securities offered, including the following:

•	Designation of an aggregate principal amount, purchase price and denomination;

•	Date of maturity;

•	If other than U.S. currency, the currency in which the debt securities may be purchased and the currency in which principal, premium, if any, and interest will be paid;

•	The interest rate or rates and the method of calculating interest;

•	The date or dates from which the interest will accrue, the payment dates on which any premium and interest will be payable or the manner of determination of the payment dates and the record dates for the determination of holders to whom interest is payable;

•	The place or places where principal, any premium and interest will be payable;

•	Any redemption or sinking fund provisions or other repayment or repurchase obligations;

•	Any index used to determine the amount of payment of principal of and any premium and interest on the debt securities;

•	The application, if any, of the defeasance provisions to the debt securities;

•	If other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity thereof;

•	Whether the debt securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

•	Whether the debt securities may be converted into or exercised or exchanged for our common stock, preferred stock, warrants, purchase contracts or purchase units and the terms of such conversion, exercise or exchange, if any;

•	Whether the debt securities will be guaranteed by one or more of our subsidiaries and, if so, the identity of the guarantors and whether any subordination provisions or other limitations are applicable to any such guarantees;

•	Any covenants applicable to the debt securities being offered;

•	Any events of default applicable to the debt securities being offered;

•	Any changes to the events of default described in this prospectus;

•	The terms of subordination of the debt securities being offered, if applicable;

•	The terms of conversion of the debt securities being offered, if applicable; and

•	Any other specific material terms, including any additions to the terms described in this prospectus and any terms that may be required by or advisable under applicable law.

Except with respect to book-entry securities, debt securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the related prospectus supplement or Exchange Act Report. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Debt Guarantees

Debt securities offered by us may be guaranteed by one or more of the Subsidiary Guarantors. The Subsidiary Guarantors are:

•	Allegheny Land Company, a Delaware corporation;

•	Arch Coal Sales Company, Inc., a Delaware corporation;

•	Arch Coal Terminal, Inc., a Delaware corporation;

•	Arch Development, LLC, a Delaware limited liability company;

•	Arch Energy Resources, LLC, a Delaware limited liability company;

•	Arch Reclamation Services, Inc., a Delaware corporation;

•	Ark Land Company, a Delaware corporation;

•	Ark Land KH, Inc., a Delaware corporation;

•	Ark Land LT, Inc., a Delaware corporation;

•	Ark Land WR, Inc., a Delaware corporation;

•	Ashland Terminal, Inc., a Delaware corporation;

•	Catenary Coal Holdings, Inc., a Delaware corporation;

•	Coal-Mac, Inc., a Kentucky corporation;

•	Cumberland River Coal Company, a Delaware corporation;

•	Lone Mountain Processing, Inc., a Delaware corporation;

•	Mingo Logan Coal Company, a Delaware corporation;

•	Mountain Gem Land, Inc., a West Virginia corporation;

•	Mountain Mining, Inc., a Delaware corporation;

•	Mountaineer Land Company, a Delaware corporation;

•	Otter Creek Coal, LLC, a Delaware limited liability company;

•	Prairie Holdings, Inc., a Delaware corporation; and

•	Western Energy Resources, Inc., a Delaware corporation.

Any guarantee of debt securities offered by us will be set forth in the applicable indenture or a supplemental indenture and described in the applicable prospectus supplement or Exchange Act Report. The payment obligations of any guarantor with respect to a guarantee of debt securities offered by us will be effectively subordinate in right of payment to the prior payment in full of all senior indebtedness of any such guarantor to the same extent and manner that our payment obligations with respect to our subordinated debt securities are subordinate in right of payment to the prior payment in full of all of our senior indebtedness.

Events of Default

Except as otherwise set forth in the applicable prospectus supplement or in an Exchange Act Report, an event of default shall occur with respect to any series of debt securities when:

•	We default in paying principal of or premium, if any, on any of the debt securities of such series when due;

•	We default in paying interest on the debt securities of such series when due, continuing for 30 days;

•	We default in making deposits into any sinking fund payment with respect to any debt security of such series when due;

•	We or any Subsidiary Guarantor, if applicable, fails to perform any other covenant or warranty in the debt securities of such series or in the applicable indenture, and such failure continues for a period of 90 days after notice of such failure as provided in that indenture;

•	A subsidiary guarantee of our debt securities, if applicable, is held in any judicial proceeding to be unenforceable or invalid;

•	Certain events of bankruptcy, insolvency, or reorganization occur; or

•	Any other event of default occurs with respect to debt securities of that series.

We will be required annually to deliver to the trustee officers’ certificates stating whether or not the officers signing such certificates have any knowledge of any default in the performance by us of certain covenants.

If an event of default shall occur and be continuing with respect to any series (other than an event of default described in the sixth bullet point of the first paragraph above under “— Events of Default”), the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) may declare the debt securities of such series to be immediately due and payable. If an event of default described in the sixth bullet point of the first paragraph above under “— Events of Default” occurs with respect to any series of debt securities, the principal amount of all debt securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the debt securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act. As used in this paragraph, a “default” means an event described in the first paragraph under “— Events of Default” without including any applicable grace period.

If at any time after the debt securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we will pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the debt securities of such series and the principal of all debt securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the debt securities of such series are due and payable. In addition, the holders of a majority in aggregate principal amount of the debt securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any debt securities of such series or a default in the performance of a covenant that cannot be modified under the indentures without the consent of the holder of each affected debt security.

The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the debt securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

No holder of debt securities will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, for the appointment of a receiver or trustee or for any other remedy under the indentures unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series; and

•	The holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee, and offered reasonable indemnity, to the trustee to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days and the trustee has not received from the holders of a majority in principal amount of the debt securities of that series a direction inconsistent with that request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that debt security on the due dates expressed in that security and to institute suit for the enforcement of payment.

Modification of the Indentures

Each indenture will contain provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities in regard to matters as shall not adversely affect the interests of the holders of the debt securities, including, without limitation, the following:

•	to evidence the succession of another corporation to us;

•	to add to our covenants further covenants for the benefit or protection of the holders of any or all series of debt securities or to surrender any right or power conferred upon us by that indenture;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any of the provisions of that indenture to facilitate the issuance of debt securities in bearer form with or without coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of debt securities thereunder, under certain conditions designed to protect the rights of any existing holder of those debt securities;

•	to secure all or any series of debt securities;

•	to establish the forms or terms of the debt securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee;

•	to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture;

•	to make other amendments that do not adversely affect the interests of the holders of any series of debt securities;

•	to release a Subsidiary Guarantor, if applicable, from its obligations under its guarantee (other than in accordance with the terms thereof); and

•	to add, change or eliminate any provision of that indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act.

We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall

•	extend the fixed maturity of any debt securities or any installment of interest or premium on any debt securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the debt securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any debt security to require us to repurchase that security, without the consent of the holder of each debt security so affected;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all debt securities affected thereby then outstanding; or

•	modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under “Modification of the Indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each debt security affected thereby, without the consent of the holder of each debt security affected thereby.

With respect to any vote of holders of a series of debt securities, we generally will be entitled to set any date as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

Each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all debt securities then outstanding for cancellation or (ii) all debt securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of debt securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

Each indenture will provide, if such provision is made applicable to the debt securities of a series,

•	that we may elect either (A) to defease and be discharged from any and all obligations with respect to any debt security of such series, or “defeasance,” or (B) to be released from the obligations with respect to such debt security under certain of the covenants and events of default under that indenture together with additional covenants that may be included for a particular series; and

•	that certain events of default shall not be events of default under that indenture with respect to such series (“covenant defeasance”),

upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of debt securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt security, on the scheduled due dates.

In the case of defeasance or covenant defeasance, the holders of such debt securities will be entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indentures) to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures.

Record Dates

The indentures will provide that in certain circumstances we may establish a record date for determining the holders of outstanding debt securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the debt securities of such series.

Subordinated Debt Securities

Subordinated debt securities will be subordinate, in right of payment, to all senior debt. Senior debt is defined to mean, with respect to us, the principal, premium, if any, and interest on the following:

•	all indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described above, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated debt indenture, in right of payment to the prior payment in full of all of our senior debt. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior debt has been made or duly provided for in money or money’s worth.

Notwithstanding the foregoing, unless all of our senior debt has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior debt or a person acting on their behalf, to be applied toward the payment of all our senior debt remaining unpaid until all the senior debt has been paid in full. Subject to the payment in full of all of our senior debt, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior debt.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of our subordinated debt securities.

Governing Law

The laws of the State of New York will govern each indenture and will govern the debt securities.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal holders of debt securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in “street name,” you should check with your own institution to find out, among other things:

•	how it handles payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	if applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Our obligations, as well as the obligations of the trustee under the indentures and those of any third parties employed by us or the trustee under either of the indentures, run only to persons who are registered as holders of debt securities issued under the applicable indenture. As noted above, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

Book-Entry Securities

The following description of book-entry securities will apply to any series of debt securities issued in whole or in part in the form of one or more global securities except as otherwise described in the related prospectus supplement or in an Exchange Act Report.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary, or “participants,” or persons that may hold interests through participants.

Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an event of default with respect to the debt securities of that series or (c) other circumstances exist that have been specified in the terms of the debt securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Description of Other Securities

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, units or depositary shares that may be offered pursuant to this prospectus.

Description of Capital Securities

Common Stock

Under our restated certificate of incorporation, we are authorized to issue up to 260,000,000 shares of our common stock. As of June 30, 2010, we had 162,478,601 shares of common stock issued and outstanding and had an aggregate of 6,633,463 additional shares of common stock available for issuance under our various stock compensation plans.

The applicable prospectus supplement relating to an offering of common stock or other securities convertible or exchangeable for, or exercisable into, common stock, or the settlement of which may result in the issuance of common stock, will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•	the Delaware General Corporation Law, as it may be amended from time to time;

•	our restated certificate of incorporation, as it may be amended or restated from time to time; and

•	our bylaws, as amended, as they may be amended or restated from time to time.

Dividends.  The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

Voting Rights.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights Upon Liquidation.  In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous.  The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock.

Preferred Stock

Our board of directors determines the rights, qualifications, restrictions and limitations relating to each series of our preferred stock at the time of issuance. Our restated certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series, except that the holders of preferred stock:

•	will not be entitled to more than the lesser of one vote per $100 of liquidation value or one vote per share when voting as a class with the holders of shares of other capital stock; and

•	will not be entitled to vote on any matter separately as a class, except to the extent required by law or as specified with respect to each series with respect to any amendment or alteration of the provisions of the certificate of incorporation that would adversely affect the powers, preferences or special rights of the applicable series of preferred stock, or our failure to pay dividends on any series of preferred stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which case the number of directors may be increased by two and the holders of outstanding shares of preferred stock then similarly entitled will be entitled to elect the two additional directors until full accumulated dividends on all of those shares of preferred stock have been paid.

As of the date of this prospectus, we had no shares of preferred stock issued and outstanding.

Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock, and shares of preferred stock may be convertible into our common stock. We may amend from time to time our restated certificate of incorporation to increase the number of authorized shares of preferred stock. We also may designate additional shares of preferred stock as preferred stock.

The particular terms of any series of preferred stock offered under this prospectus will be described in a prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered pursuant to this prospectus differ materially from the terms set forth in this prospectus, the definitive terms will be disclosed in an applicable prospectus supplement. The summary in this prospectus is not complete. You should refer to the applicable Certificate of Amendment to our Restated Certificate of Incorporation or certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with an offering of preferred stock.

Series of Preferred Stock.  The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates established. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is determined relating to the series. Accruals of dividends will not bear interest.

The preferred stock will be preferred over our common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the established amount. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

All shares of any series of preferred stock will be redeemable to the extent determined with respect to that series. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of our preferred stock to the extent determined with respect to that series.

Except as otherwise indicated, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class.

In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our restated certificate of incorporation, as it may be amended or restated from time to time, and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of our stockholders would not be required for any such issuance of preferred stock.

Special Charter Provisions.  Our restated certificate of incorporation provides that:

•	its board of directors is classified into three classes;

•	subject to the rights of holders of preferred stock, if any, the affirmative vote of the holders of not less than two-thirds of the shares of common stock voting thereon is required in order to:

•	adopt an agreement or plan of merger or consolidation;

•	authorize the sale, lease or exchange of all or substantially all of its property or assets; or

•	authorize the disposition of Arch Coal or the distribution of all or substantially all of our assets to our stockholders;

•	subject to the rights of holders of preferred stock, if any, certain provisions of the restated certificate may be amended only by the affirmative vote of the holders of at least two-thirds of the shares of common stock voting on the proposed amendment;

•	subject to the rights of holders of preferred stock, if any, all actions required to be taken or which may be taken at any annual or special meeting of stockholders must be taken at a duly called annual or special meeting of stockholders and cannot be taken by a consent in writing without a meeting; and

•	special meetings of the stockholders may be called at any time by the board of directors and may not be called by any other person or persons or in any other manner.

Plan of Distribution

We may offer the offered securities in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions; or

•	to holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

•	any commissions paid to agents;

•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in a sale, we will execute an underwriting agreement with one or more underwriters regarding those securities. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to any underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

In addition, debt securities described in this prospectus may be issued upon the exercise of warrants or the settlement of purchase contracts or units.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities that we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

Legal Matters

In connection with particular offerings of securities in the future, and if stated in the applicable prospectus supplement or in an Exchange Act Report, the validity of those securities may be passed upon for us by K&L Gates LLP, Pittsburgh, Pennsylvania, and for any underwriters or agents by counsel named in the applicable prospectus supplement or Exchange Act Report.

Experts

The consolidated financial statements of Arch Coal, Inc. appearing in Arch Coal, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference in this prospectus concerning our estimates of proven and probable coal reserves at December 31, 2009 were prepared by Weir International, Inc., an independent mining and geological consultant.

$500,000,000

7 1/4% Senior Notes due 2020

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
Citi
Morgan Stanley
J.P. Morgan
PNC Capital Markets LLC
BMO Capital Markets
Credit Agricole CIB
RBS
US Bancorp
Barclays Capital
FBR Capital Markets
Mitsubishi UFJ Securities
Morgan Keegan & Company, Inc.
Natixis Bleichroeder LLC
Raymond James
Santander
Simmons & Company International
Stifel Nicolaus Weisel
UBS Investment Bank

August 2, 2010